EXHIBIT 99.1

EPE HOLDINGS, LLC

Unaudited Condensed Consolidated Balance Sheet at June 30, 2008

EPE HOLDINGS, LLC

EPE HOLDINGS, LLC
CONSOLIDATED BALANCE SHEET
AT JUNE 30, 2008
(Dollars in thousands)

ASSETS
Current assets:
Cash and cash equivalents	$24,834
Accounts and notes receivable – trade, net of allowance for doubtful
accounts of $15,106	4,549,327
Accounts receivable – related parties	1,109
Inventories	578,787
Prepaid and other current assets	335,832
Total current assets	5,489,889
Property, plant and equipment, net	15,710,188
Investments in and advances to unconsolidated affiliates	2,512,167
Intangible assets, net of accumulated amortization of $611,687	1,840,780
Goodwill	897,656
Deferred tax assets	3,015
Other assets	237,604
Total assets	$26,691,299

LIABILITIES AND MEMBER'S EQUITY
Current liabilities:
Accounts payable – trade	$444,391
Accounts payable – related parties	41,130
Accrued product payables	4,636,270
Accrued expenses	76,726
Accrued interest	186,109
Other current liabilities	416,143
Total current liabilities	5,800,769
Long-term debt (see Note 11)	11,396,678
Deferred tax liabilities	20,957
Other long-term liabilities	103,929
Minority interest	9,360,317
Commitments and contingencies
Member’s equity, including accumulated other
comprehensive income of $8,782 (see Note 12)	8,649
Total liabilities and member’s equity	$26,691,299

See Notes to Unaudited Condensed Consolidated Balance Sheet.

EPE HOLDINGS, LLC
NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
AT JUNE 30, 2008

Except as noted within the context of each footnote disclosure, the dollar amounts presented in the tabular data within these footnote disclosures are stated in thousands of dollars.

Note 1.  Company Organization and Basis of Financial Statement Presentation

Company Organization

EPE Holdings, LLC is a Delaware limited liability company that was formed in April 2005 to become the general partner of Enterprise GP Holdings L.P.  The business purpose of EPE Holdings, LLC is to manage the affairs and operations of Enterprise GP Holdings L.P.  At June 30, 2008, Dan Duncan LLC owned 100% of the membership interests of EPE Holdings, LLC.

Unless the context requires otherwise, references to “we,” “us,” “our” or “EPE Holdings, LLC” are intended to mean and include the business and operations of EPE Holdings, LLC, as well as its consolidated subsidiaries, which include Enterprise GP Holdings L.P. (“Enterprise GP Holdings”) and its consolidated subsidiaries.  Enterprise Products GP LLC, Enterprise Products Partners L.P., Enterprise Products Operating LLC, Texas Eastern Products Pipeline Company, LLC, and TEPPCO Partners, L.P. and their respective consolidated subsidiaries are consolidated subsidiaries of Enterprise GP Holdings.  References to “EPE Holdings” are intended to mean EPE Holdings, LLC, individually, and not on a consolidated basis.

Enterprise GP Holdings is a publicly traded Delaware limited partnership, the registered limited partnership interests of which are listed on the New York Stock Exchange (“NYSE”) under the ticker symbol “EPE.”  The current business of Enterprise GP Holdings is the ownership of general and limited partner interests of publicly traded partnerships engaged in the midstream energy industry and related businesses. EPE Holdings’ general partner interest in Enterprise GP Holdings is fixed without any requirement for capital contributions in connection with additional unit issuances by Enterprise GP Holdings.

References to “Enterprise Products Partners” mean Enterprise Products Partners L.P., the common units of which are listed on the NYSE under the ticker symbol “EPD.”  Enterprise Products Partners has no business activities outside those conducted by its operating subsidiary, Enterprise Products Operating LLC (“EPO”).  References to “EPGP” refer to Enterprise Products GP, LLC, which is the general partner of Enterprise Products Partners.  Enterprise GP Holdings owns EPGP.

References to “Duncan Energy Partners” mean Duncan Energy Partners L.P., which is a consolidated subsidiary of EPO.  Duncan Energy Partners is a publicly traded Delaware limited partnership, the common units of which are listed on the NYSE under the ticker symbol “DEP.”  References to “DEP GP” mean DEP Holdings, LLC, which is the general partner of Duncan Energy Partners.

References to “TEPPCO” mean TEPPCO Partners, L.P., the common units of which are listed on the NYSE under the ticker symbol “TPP.”  References to “TEPPCO GP” refer to Texas Eastern Products Pipeline Company, LLC, which is the general partner of TEPPCO.  Enterprise GP Holdings owns TEPPCO GP.

References to “Energy Transfer Equity” mean the business and operations of Energy Transfer Equity, L.P. and its consolidated subsidiaries, which includes Energy Transfer Partners, L.P. (“ETP”).  Energy Transfer Equity is a publicly traded Delaware limited partnership, the common units of which are listed on the NYSE under the ticker symbol “ETE.” The general partner of Energy Transfer Equity is LE GP, LLC (“LE GP”).  Enterprise GP Holdings has non-controlling interests in both Energy Transfer Equity and LE GP that it accounts for using the equity method of accounting.

References to “Employee Partnerships” mean EPE Unit L.P. (“EPE Unit I”), EPE Unit II, L.P. (“EPE Unit II”), EPE Unit III, L.P. (“EPE Unit III”) and Enterprise Unit L.P. (“Enterprise Unit”), collectively, which are private company affiliates of EPCO, Inc.

References to “EPCO” mean EPCO, Inc. and its private company affiliates, which are related parties to all of the foregoing named entities.  Mr. Duncan is the Group Co-Chairman and controlling shareholder of EPCO.

References to “DFI” mean Duncan Family Interests, Inc. and “DFIGP” mean DFI GP Holdings, L.P.  DFI and DFIGP are private company affiliates of EPCO.   Enterprise GP Holdings acquired its ownership interests in TEPPCO and TEPPCO GP from DFI and DFIGP.

EPE Holdings, Enterprise GP Holdings, Enterprise Products Partners, EPGP, TEPPCO, TEPPCO GP, the Employee Partnerships, EPCO, DFI and DFIGP are affiliates under common control of Mr. Duncan.  We do not control Energy Transfer Equity or LE GP.

Basis of Financial Statement Presentation

Since EPE Holdings exercises control over Enterprise GP Holdings, EPE Holdings consolidates its balance sheet with that of Enterprise GP Holdings.  EPE Holdings owns a 0.01% general partner interest in Enterprise GP Holdings, which conducts substantially all of EPE Holdings’ business.  EPE Holdings has no independent operations and no material assets outside those of Enterprise GP Holdings.

The number of reconciling items between our consolidated balance sheet and that of Enterprise GP Holdings are few.  The most significant reconciling item is that relating to minority interest in our net assets by the limited partners of Enterprise GP Holdings and the elimination of our investment in Enterprise GP Holdings with our underlying partner’s capital account in Enterprise GP Holdings.  See Note 2 for additional details regarding minority interest ownership in our consolidated subsidiaries.

Presentation of Investments.  Enterprise GP Holdings owns 13,454,498 common units of Enterprise Products Partners and 100% of the membership interests of EPGP, which is entitled to 2% of the cash distributions paid by Enterprise Products Partners as well as the associated incentive distribution rights (“IDRs”) of Enterprise Products Partners.

Private company affiliates of EPCO (DFI and DFIGP) contributed equity interests in TEPPCO and TEPPCO GP to Enterprise GP Holdings in May 2007. As a result of such contributions, Enterprise GP Holdings owns 4,400,000 common units of TEPPCO and 100% of the membership interests of TEPPCO GP, which is entitled to 2% of the cash distributions of TEPPCO as well as the IDRs of TEPPCO.  The contributions of ownership interests in TEPPCO and TEPPCO GP were accounted for at historical costs as a reorganization of entities under common control in a manner similar to a pooling of interests.  The inclusion of TEPPCO and TEPPCO GP in our consolidated balance sheet was effective January 1, 2005 because an affiliate of EPCO under common control with Enterprise GP Holdings originally acquired the ownership interests of TEPPCO GP in February 2005.

In May 2007, Enterprise GP Holdings acquired 38,976,090 common units of Energy Transfer Equity and approximately 34.9% of the membership interests of its general partner, LE GP, for $1.65 billion in cash.  Energy Transfer Equity owns limited partner interests and the general partner interest of ETP. Enterprise GP Holdings accounts for its investments in Energy Transfer Equity and LE GP using the equity method of accounting.   See Note 8 for additional information regarding these unconsolidated affiliates.

Note 2.  General Accounting Policies and Related Matters

Consolidation Policy

We evaluate our financial interests in companies to determine if they represent variable interest entities where we are the primary beneficiary.  If such criteria are met, we consolidate the financial statements of such businesses with those of our own.  Our financial statements include our accounts and those of our majority-owned subsidiaries in which we have a controlling financial or equity interest, after the elimination of intercompany accounts and transactions.

If an investee is organized as a limited partnership or limited liability company and maintains separate ownership accounts, we account for our investment using the equity method if our ownership interest is between 3% and 50% and we exercise significant influence over the investee’s operating and financial policies.  For all other types of investments, we apply the equity method of accounting if our ownership interest is between 20% and 50% and we exercise significant influence over the investee’s operating and financial policies.  In consolidation, we eliminate our proportionate share of profits and losses from transactions with equity method unconsolidated affiliates to the extent such amounts are material and remain on our balance sheet (or those of our equity method investees) in inventory or similar accounts.

If our ownership interest in an investee does not provide us with either control or significant influence over the investee, we account for the investment using the cost method.

Dixie Employee Benefit Plans

Dixie Pipeline Company (“Dixie”), a consolidated subsidiary of EPO, directly employs the personnel that operate its pipeline system.  Certain of these employees are eligible to participate in Dixie’s defined contribution plan and pension and postretirement benefit plans. Dixie contributed $0.1 million and $0.2 million to its company-sponsored defined contribution plan during the three and six months ended June 30, 2008, respectively.  During the remainder of 2008, Dixie expects to contribute approximately $0.2 million to its postretirement benefit plan and approximately $0.5 million to its pension plan.

Environmental Costs

Environmental costs for remediation are accrued based on estimates of known remediation requirements.  Such accruals are based on management’s best estimate of the ultimate cost to remediate a site and are adjusted as further information and circumstances develop.  Those estimates may change substantially depending on information about the nature and extent of contamination, appropriate remediation technologies and regulatory approvals.  Ongoing environmental compliance costs are charged to expense as incurred.  In accruing for environmental remediation liabilities, costs of future expenditures for environmental remediation are not discounted to their present value, unless the amount and timing of the expenditures are fixed or reliably determinable.  Expenditures to mitigate or prevent future environmental contamination are capitalized.

At June 30, 2008, our accrued liabilities for environmental remediation projects totaled $30.2 million.  This amount was derived from a range of reasonable estimates based upon studies and site surveys.  Unanticipated changes in circumstances and/or legal requirements could result in expenses being incurred in future periods in addition to an increase in actual cash required to remediate contamination for which we are responsible.

Estimates

Preparing our Unaudited Condensed Consolidated Balance Sheet in conformity with GAAP requires management to make estimates and assumptions that affect amounts of assets and liabilities presented and disclosures about contingent assets and liabilities at the balance sheet.  Our actual results could differ from these estimates. On an ongoing basis, management reviews its estimates based on currently available information. Changes in facts and circumstances may result in revised estimates.

Enterprise Products Partners revised the remaining useful lives of certain assets, most notably the assets that constitute its Texas Intrastate System, effective January 1, 2008. This revision adjusted the remaining useful life of such assets to incorporate recent data showing that proved natural gas reserves supporting throughput and processing volumes for these assets have changed since our original determination made in September 2004.  These revisions will prospectively reduce our depreciation expense on assets having carrying values totaling $2.72 billion at January 1, 2008.  For additional information regarding this change in estimate, see Note 7.

Minority Interest

As presented in our Unaudited Condensed Consolidated Balance Sheets, minority interest represents third-party and affiliate ownership interests in the net assets of our consolidated subsidiaries.  For financial reporting purposes, the assets and liabilities of our controlled subsidiaries are consolidated with those of EPE Holdings, with any third-party and affiliate ownership interest in such amounts presented as minority interest.  The following table presents the components of minority interest as presented on our Unaudited Condensed Consolidated Balance Sheets at June 30, 2008:

Limited partners of Enterprise Products Partners:
Third-party owners of Enterprise Products Partners (1)	$5,051,935
Related party owners of Enterprise Products Partners (2)	294,782
Limited partners of Enterprise GP Holdings:
Third-party owners of Enterprise GP Holdings (1)	1,034,022
Related party owners of Enterprise GP Holdings (2)	1,038,411
Limited partners of Duncan Energy Partners:
Third-party owners of Duncan Energy Partners (1)	285,448
Limited partners of TEPPCO:
Third-party owners of TEPPCO (1)	1,535,773
Related party owners of TEPPCO (2)	(17,271)
Joint venture partners (3)	137,217
Total minority interest on consolidated balance sheet	$9,360,317

(1)  Consists of non-affiliate public unitholders of Enterprise Products Partners, Enterprise GP Holdings, Duncan Energy Partners and TEPPCO.
(2)  Consists of unitholders of Enterprise Products Partners, Enterprise GP Holdings and TEPPCO that are related party affiliates. This group is primarily comprised of EPCO and certain of its private company consolidated subsidiaries.
(3)  Represents third-party ownership interests in joint ventures that we consolidate, including Seminole Pipeline Company (“Seminole”), Dixie, Tri-States Pipeline L.L.C. (“Tri-States”), Independence Hub, LLC (“Independence Hub”), Wilprise Pipeline Company, LLC (“Wilprise”) and Belle Rose NGL Pipeline, L.L.C. (“Belle Rose”).

Recent Accounting Developments

The following information summarizes recently issued accounting guidance since those reported in Enterprise GP Holdings’ Annual Report on Form 10-K for the year ended December 31, 2007 that will or may affect our future balance sheet.

Statement of Financial Accounting Standards (“SFAS”) No. 161, Disclosures about Derivative Instruments and Hedging Activities - An Amendment of FASB Statement No. 133.  Issued in March 2008, SFAS 161 changes the disclosure requirements for derivative instruments and hedging activities with the intent to provide users of financial statements with an enhanced understanding of (i) how and why an entity uses derivative instruments, (ii) how derivative instruments and related hedged items are accounted for under SFAS 133, Accounting for Derivative Instruments and Hedging Activities, and its related interpretations, and (iii) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows.  SFAS 161 requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of and gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative agreements.  This statement has the same scope as SFAS 133, and accordingly applies to all entities.  SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged.  This Statement encourages, but does not require, comparative disclosures for earlier periods at initial adoption.  SFAS 161 only affects disclosure requirements; therefore, our adoption of this statement effective January 1, 2009 will not impact our financial position.

SFAS 162, The Hierarchy of Generally Accepted Accounting Principles.  In May 2008, the Financial Accounting Standards Board (“FASB”) issued SFAS 162, which establishes a consistent framework, or hierarchy, for selecting the accounting principles used to prepare financial statements of nongovernmental entities in conformity with GAAP.  SFAS 162 is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board (“PCAOB”) amendments to its Interim Auditing Standards.  We do not expect SFAS 162 to have a material impact on the preparation of our consolidated balance sheet.

FASB Staff Position (“FSP”) No. FAS 157-2, Effective Date of FASB Statement No. 157.  FSP 157-2 defers the effective date of SFAS 157 to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years, for all nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually).  As allowed under FSP 157-2, we have not applied the provisions of SFAS 157 to our nonfinancial assets and liabilities measured at fair value, which include certain assets and liabilities acquired in business combinations.  We are currently evaluating the impact of our adoption of FSP 157-2 effective January 1, 2009 on our consolidated balance sheet.

On January 1, 2008, we adopted the provisions of SFAS 157 that apply to financial assets and liabilities.   See Note 5 for these fair value disclosures.

FSP No. FAS 142-3, Determination of the Useful Life of Intangible Assets.  In April 2008, the FASB issued FSP 142-3, which amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS 142, Goodwill and Other Intangible Assets. This change is intended to improve the consistency between the useful life of a recognized intangible asset under SFAS 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS 141(R) and other GAAP. FSP 142-3 is effective for us on January 1, 2009. The requirement for determining useful lives must be applied prospectively to intangible assets acquired after January 1, 2009 and the disclosure requirements must be applied prospectively to all intangible assets recognized as of, and subsequent to, January 1, 2009.  We are evaluating the impact that FSP 142-3 will have on our future balance sheet.

Restricted Cash

Restricted cash represents amounts held in connection with Enterprise Products Partners’ commodity financial instruments portfolio and physical natural gas purchases made on the New York Merchantile Exchange (“NYMEX”).

Due to market conditions at June 30, 2008, no cash was restricted to meet commodity exchange deposit requirements with respect to Enterprise Products Partners’ commodity risk hedging activities and physical natural gas purchases; however, cash may be restricted in the future to maintain Enterprise Products Partners’ positions as commodity prices fluctuate or deposit requirements change.   As of June 30, 2008, all proceeds from the Petal GO Zone bonds had been released by the trustee to fund construction costs associated with the expansion of Enterprise Products Partners’ Petal, Mississippi storage facility.  See Note 5 for information about our hedging activities and related changes in our restricted cash balances subsequent to June 30, 2008.

Note 3.  Business Segments

Our investing activities are organized into business segments that reflect how the Chief Executive Officer of EPE Holdings (i.e., our chief operating decision maker) routinely manages and reviews the financial performance of Enterprise GP Holdings’ investments.  On a consolidated basis, we have three reportable business segments:  (i) Investment in Enterprise Products Partners, (ii) Investment in TEPPCO and (iii) Investment in Energy Transfer Equity.

Each of the respective general partners of Enterprise Products Partners, TEPPCO and Energy Transfer Equity has a separate operating management and board of directors, with at least three independent directors.  Enterprise GP Holdings controls Enterprise Products Partners and TEPPCO through its ownership of their respective general partners.  We do not control Energy Transfer Equity or its general partner.

TEPPCO and Enterprise Products Partners are joint venture partners in Jonah, which owns a natural gas gathering system (the “Jonah system”) located in southwest Wyoming.  Within their respective financial statements, Enterprise Products Partners and TEPPCO account for their individual ownership interests in Jonah using the equity method of accounting.  As a result of common control at Enterprise GP Holdings’ level, Jonah is a consolidated subsidiary of Enterprise GP Holdings. For financial reporting purposes, management elected to classify the net assets of Jonah within our Investment in TEPPCO segment.

Financial information presented for our Investment in Enterprise Products Partners and Investment in TEPPCO business segments was derived from the underlying unaudited condensed consolidated balance sheet of EPGP and TEPPCO GP, respectively.  Financial information presented for our Investment in Energy Transfer Equity segment represents amounts we record in connection with these equity method investments based primarily on publicly available information of Energy Transfer Equity.

The following table presents selected business segment information at June 30, 2008:

	Investment		Investment
	in		in
	Enterprise	Investment	Energy	Adjustments
	Products	in	Transfer	and	Consolidated
	Partners	TEPPCO	Equity	Eliminations	Totals
Segment assets:
At June 30, 2008	$17,935,757	$7,208,936	$1,621,795	$(75,189)	$26,691,299

Investments in and advances
to unconsolidated affiliates (see Note 8):
At June 30, 2008	624,060	266,312	1,621,795	--	2,512,167

Intangible assets (see Note 10):
At June 30, 2008	888,164	970,057	--	(17,441)	1,840,780

Goodwill (see Note 10):
At June 30, 2008	591,652	306,004	--	--	897,656

Note 4.  Accounting for Unit-Based Awards

We account for unit-based awards in accordance with SFAS 123(R), “Share-Based Payment.” SFAS 123(R) requires us to recognize compensation expense related to unit-based awards based on the fair value of the award at grant date.  The fair value of restricted unit awards is based on the market price of the underlying common units on the date of grant.  The fair value of other unit-based awards is estimated using the Black-Scholes option pricing model.  The fair value of an equity-classified award (such as a restricted unit award) is amortized to earnings on a straight-line basis over the requisite service or vesting period. Compensation expense for liability-classified awards (such as unit appreciation rights (“UARs”)) is recognized over the requisite service or vesting period of an award based on the fair value of the award remeasured at each reporting period.  Liability-type awards are cash settled upon vesting.

As used in the context of the EPCO and TEPPCO plans, the term “restricted unit” represents a time-vested unit under SFAS 123(R).  Such awards are nonvested until the required service period expires.

EPGP UARs

The non-employee directors of EPGP have been granted UARs in the form of letter agreements.  These liability awards are not part of any established long-term incentive plan of EPCO, Enterprise GP Holdings or Enterprise Products Partners.  These UARs entitle each non-employee director to receive a cash payment on the vesting date equal to the excess, if any, of the fair market value of Enterprise GP Holdings’ units (determined as of a future vesting date) over the grant date fair value. These UARs are accounted for similar to liability awards under SFAS 123(R) since they will be settled with cash.  At June 30, 2008, we had a total of 90,000 outstanding UARs granted to non-employee directors of EPGP that cliff vest in 2011.  If a director resigns prior to vesting, his UAR awards are forfeited.

EPCO Employee Partnerships

EPCO formed the Employee Partnerships to serve as an incentive arrangement for key employees of EPCO by providing them a “profits interest” in the Employee Partnerships.  Currently, there are four Employee Partnerships: EPE Unit I, EPE Unit II, EPE Unit III and Enterprise Unit. EPE Unit I was formed in August 2005 in connection with Enterprise GP Holdings’ initial public offering and EPE Unit II was formed in December 2006.  EPE Unit III was formed in May 2007, and Enterprise Unit was formed in February 2008.  For a detailed description of EPE Unit I, EPE Unit II and EPE Unit III, see Enterprise GP Holdings’ Annual Report on Form 10-K for the year ended December 31, 2007.  See Note 16 regarding amendments to EPE Unit I, EPE Unit II and EPE Unit III, which were effective July 2008.

As of June 30, 2008, there was an estimated $26.1 million of combined unrecognized compensation cost related to the four Employee Partnerships.  We will recognize our share of these costs in accordance with the EPCO administrative services agreement over a weighted-average period of 3.7 years.

Enterprise Unit. On February 20, 2008, EPCO formed Enterprise Unit to serve as an incentive arrangement for certain employees of EPCO through a “profits interest” in Enterprise Unit.  On that date, EPCO Holdings, Inc. (“EPCO Holdings”) agreed to contribute $18.0 million in the aggregate (the “Initial Contribution”) to Enterprise Unit and was admitted as the Class A limited partner.  Certain key employees of EPCO, including the Chief Executive Officer and Chief Financial Officer of Enterprise GP Holdings, were issued Class B limited partner interests and admitted as Class B limited partners of Enterprise Unit without any capital contributions.  EPCO Holdings may make capital contributions to Enterprise Unit in addition to its Initial Contribution.  Through July 31, 2008, EPCO Holdings has contributed a total of $51.5 million to Enterprise Unit.  EPCO Holdings has no legal obligation to make additional contributions.

As with the awards granted in connection with the other Employee Partnerships, these awards are designed to provide additional long-term incentive compensation for certain employees.  The profits interest awards (or Class B limited partner interests) in Enterprise Unit entitle the holder to participate in the appreciation in value of Enterprise Products Partners’ units and Enterprise GP Holdings’ units and are subject to early vesting or forfeiture upon the occurrence of certain events.

An allocated portion of the fair value of these equity awards will be charged to us under the EPCO administrative services agreement as a non-cash expense.  We will not reimburse EPCO, Enterprise Unit or any of their affiliates or partners, through the administrative services agreement or otherwise, in cash for any expenses related to Enterprise Unit, including the Initial Contribution by EPCO Holdings.

The Class B limited partner interests in Enterprise Unit that are owned by EPCO employees are subject to forfeiture if the participating employee’s employment with EPCO and its affiliates is terminated prior to February 20, 2014, with customary exceptions for death, disability and certain retirements that will result in early vesting.  The risk of forfeiture associated with the Class B limited partner interests in Enterprise Unit will also lapse (i.e. the interests will become vested) upon certain change of control events.

Unless otherwise agreed to by EPCO, EPCO Holdings and a majority in interest of the Class B limited partners of Enterprise Unit, Enterprise Unit will terminate at the earlier of February 20, 2014 (six years from the date of the agreement) or a change in control of Enterprise GP Holdings or Enterprise Products Partners.  Enterprise Unit has the following material terms regarding its quarterly cash distribution to partners:

▪
Distributions of cash flow – Each quarter, 100% of the cash distributions received by Enterprise Unit from Enterprise Products Partners and Enterprise GP Holdings will be distributed to the Class A limited partner until EPCO Holdings has received an amount equal to the Class A preferred return (as defined below), and any remaining distributions received by Enterprise Unit will be distributed to the Class B limited partners.  The Class A preferred return equals the Class A capital base (as defined below) multiplied by 5.0% per annum.  The Class A limited partner’s capital base equals the amount of any contributions of cash or cash equivalents made by the Class A limited partner to Enterprise Unit, plus any unpaid Class A preferred return from prior periods, less any distributions made by Enterprise Unit of proceeds from the sale of units owned by Enterprise Unit (as described below).

▪
Liquidating Distributions – Upon liquidation of Enterprise Unit, units having a fair market value equal to the Class A limited partner capital base will be distributed to EPCO Holdings, plus any accrued and unpaid Class A preferred return for the quarter in which liquidation occurs.  Any remaining units will be distributed to the Class B limited partners.

▪
Sale Proceeds – If Enterprise Unit sells any units that it beneficially owns, the sale proceeds will be distributed to the Class A limited partner and the Class B limited partners in the same manner as liquidating distributions described above.

EPCO 1998 Plan

The EPCO 1998 Plan provides for the issuance of up to 7,000,000 common units of Enterprise Products Partners.  After giving effect to outstanding option awards at June 30, 2008 and the issuance and forfeiture of restricted unit awards through June 30, 2008, a total of 768,154 additional common units of Enterprise Products Partners could be issued under the EPCO 1998 Plan.

Enterprise Products Partners’ unit option awards.  Under the EPCO 1998 Plan, non-qualified incentive options to purchase a fixed number of Enterprise Products Partners’ common units may be granted to key employees of EPCO who perform management, administrative or operational functions for us.  The following table presents option activity under the EPCO 1998 Plan for the periods indicated:

			Weighted-
		Weighted-	average
		average	remaining	Aggregate
	Number of	strike price	contractual	intrinsic
	units	(dollars/unit)	term (in years)	value (1)
Outstanding at December 31, 2007 (2)	2,315,000	$26.18
Exercised	(47,500)	$20.25
Forfeited or terminated	(85,000)	$26.72
Outstanding at June 30, 2008	2,182,500	$26.29	5.68	$4,260
Options exercisable at:
June 30, 2008	517,500	$21.31	4.42	$4,260

(1)  Aggregate intrinsic value reflects fully vested option awards at June 30, 2008.
(2)  During 2008, Enterprise Products Partners amended the terms of certain of its outstanding unit options. In general, the expiration dates of these awards were modified from May and August 2017 to December 2012.

The total intrinsic value of option awards exercised during the three and six months ended June 30, 2008 was $0.4 million and $0.5 million, respectively.  At June 30, 2008, there was an estimated $2.2 million of total unrecognized compensation cost related to nonvested unit options granted under the EPCO 1998 Plan.  We expect to recognize our share of this cost over a weighted-average period of 2.6 years in accordance with the EPCO administrative services agreement.

During the six months ended June 30, 2008, Enterprise Products Partners received cash of $0.6 million from the exercise of unit options.  Conversely, its option-related reimbursements to EPCO were $0.5 million.

Enterprise Products Partners’ restricted unit awards.  Under the EPCO 1998 Plan, Enterprise Products Partners may also issue restricted common units to key employees of EPCO and directors of EPGP.  The following table summarizes information regarding Enterprise Products Partners’ restricted unit awards for the periods indicated:

		Weighted-
		average grant
	Number of	date fair value
	units	per unit (1)
Restricted units at December 31, 2007	1,688,540
Granted (2)	718,800	$25.64
Forfeited	(72,177)	$25.88
Vested	(70,000)	$19.35
Restricted units at June 30, 2008	2,265,163

(1)  Determined by dividing the aggregate grant date fair value of awards (including an allowance for  forfeitures) by the number of awards issued.
(2)  Aggregate grant date fair value of restricted unit awards issued during 2008 was $18.4 million based on a grant date market price of Enterprise Products Partners’ common units ranging from $30.38 to $32.31 per unit and an estimated forfeiture rate of 17.0%.

The total fair value of Enterprise Products Partners’ restricted unit awards that vested during the three and six months ended June 30, 2008 was $1.3 million and $1.4 million, respectively.  As of June 30, 2008, there was an estimated $37.8 million of total unrecognized compensation cost related to restricted common units of Enterprise Products Partners.  We will recognize our share of such costs in accordance with the EPCO administrative services agreement.  At June 30, 2008, these costs are expected to be recognized over a weighted-average period of 2.6 years.

EPD 2008 LTIP

On January 29, 2008, the unitholders of Enterprise Products Partners approved the EPD 2008 LTIP, which provides for awards of Enterprise Products Partners’ common units and other rights to its non-employee directors and to consultants and employees of EPCO and its affiliates providing services to Enterprise Products Partners. Awards under the EPD 2008 LTIP may be granted in the form of restricted units, phantom units, unit options, UARs and distribution equivalent rights. The EPD 2008 LTIP is administered by EPGP’s Audit, Conflicts and Governance (“ACG”) Committee. The EPD 2008 LTIP provides for the issuance of up to 10,000,000 of Enterprise Products Partners’ common units.  After giving effect to option awards outstanding at June 30, 2008, a total of 9,205,000 additional common units of Enterprise Products Partners could be issued under the EPD 2008 LTIP.

The EPD 2008 LTIP may be amended or terminated at any time by the Board of Directors of EPCO or EPGP’s ACG Committee; however, the rules of the NYSE require that any material amendment, such as a significant increase in the number of common units available under the plan or a change in the types of awards available under the plan, would require the approval of Enterprise Products Partners’ unitholders. The ACG Committee is also authorized to make adjustments in the terms and conditions of, and the criteria included in, awards under the plan in specified circumstances. The EPD 2008 LTIP is effective until the earlier of January 29, 2018 or the time which all available units under the incentive plan have been delivered to participants or the time of termination of the plan by EPCO or EPGP’s ACG Committee.

Enterprise Products Partners’ unit option awards.  The exercise price of Enterprise Products Partners’ unit options awarded to participants is determined by EPGP’s ACG Committee (at its discretion) at the date of grant and may be no less than the fair market value of Enterprise Products Partners’ common units at the date of grant.

The following table presents unit option activity under the EPD 2008 LTIP for the periods indicated:

Weighted-
		Weighted-	average
		average	remaining
	Number of	strike price	contractual
	units	(dollars/unit)	term (in years)
Outstanding at January 1, 2008	--
Granted (1)	795,000	$30.93
Outstanding at June 30, 2008	795,000	$30.93	5.51

(1)  Aggregate grant date fair value of these unit options issued during the second quarter of 2008 was $1.6 million based on a grant date market price of Enterprise Products Partners’ common units of $30.93 per unit and an estimated forfeiture rate of 17.0%.

At June 30, 2008, there was an estimated $1.5 million of total unrecognized compensation cost related to Enterprise Products Partners’ nonvested unit options granted under the EPD 2008 LTIP.  We expect to recognize our share of this cost over a weighted-average period of 3.9 years in accordance with the EPCO administrative services agreement.

DEP GP UARs

The non-employee directors of DEP GP, the general partner of Duncan Energy Partners, have been granted UARs in the form of letter agreements. These liability awards are not part of any established long-term incentive plan of EPCO, Enterprise GP Holdings or Enterprise Products Partners.  These UARs entitle each non-employee director to receive a cash payment on the vesting date equal to the excess, if any, of the fair market value of Enterprise GP Holdings’ units (determined as of a future vesting date) over the grant date fair value.  These UARs are accounted for similar to liability awards under SFAS 123(R) since they will be settled with cash.  At June 30, 2008, we had a total of 90,000 outstanding UARs granted to non-employee directors of DEP GP that cliff vest in 2012.  If a director resigns prior to vesting, his UAR awards are forfeited.

TEPPCO 1999 Plan

The TEPPCO 1999 Plan provides for the issuance of phantom unit awards as incentives to key employees of EPCO working on behalf of TEPPCO.  In April 2008, 13,000 phantom units vested resulting in a cash payment of $0.4 million.  A total of 18,600 phantom units were outstanding under the TEPPCO 1999 Plan at June 30, 2008.  The awards cliff vest as follows:  13,000 in April 2009 and 5,600 in January 2010.  At June 30, 2008, TEPPCO had an accrued liability balance of $0.6 million for compensation related to the TEPPCO 1999 Plan.

TEPPCO 2000 LTIP

The TEPPCO 2000 LTIP provides key employees of EPCO working on behalf of TEPPCO incentives to achieve improvements in TEPPCO’s financial performance. On December 31, 2007, 8,400 phantom units vested and $0.5 million was paid out to participants in the first quarter of 2008. At June 30, 2008, a total of 11,300 phantom units were outstanding under the TEPPCO 2000 LTIP that cliff vest on

December 31, 2008 and will be paid out to participants in 2009. At June 30, 2008, TEPPCO had an accrued liability balance of $0.3 million related to the TEPPCO 2000 LTIP.

TEPPCO 2005 Phantom Unit Plan

The TEPPCO 2005 Phantom Unit Plan provides key employees of EPCO working on behalf of TEPPCO incentives to achieve improvements in TEPPCO’s financial performance.  On December 31, 2007, 36,200 phantom units vested and $1.6 million was paid out to participants in the first quarter of 2008.  At June 30, 2008, a total of 36,600 phantom units were outstanding under the TEPPCO 2005 Phantom Unit Plan that cliff vest on December 31, 2008 and will be paid out to participants in 2009.  At June 30, 2008, TEPPCO had an accrued liability balance of $0.9 million related to the TEPPCO 2005 Phantom Unit Plan.

TEPPCO 2006 LTIP

The TEPPCO 2006 LTIP provides for awards of TEPPCO common units and other rights to its non-employee directors and to certain employees of EPCO working on behalf of TEPPCO.  Awards granted under the TEPPCO 2006 LTIP may be in the form of restricted units, phantom units, unit options, UARs and distribution equivalent rights.  In May 2008, TEPPCO granted 200,000 unit options and 95,000 restricted units to certain EPCO employees working on behalf of TEPPCO and 29,429 UARs to a non-employee director of TEPPCO GP in connection with his election to the board.  After giving effect to outstanding unit options and restricted units at June 30, 2008, and the forfeiture of restricted units through June 30, 2008, a total of 4,842,100 additional units of TEPPCO could be issued under the TEPPCO 2006 LTIP in the future.

TEPPCO unit options.  The information in the following table presents unit option activity under the TEPPCO 2006 LTIP for the periods indicated.  No options were exercisable at June 30, 2008.

			Weighted-
		Weighted-	average
		average	remaining
	Number	strike price	contractual
	of units	(dollars/unit)	term (in years)
Outstanding at December 31, 2007 (1)	155,000	$45.35
Granted (2)	200,000	$35.86
Outstanding at June 30, 2008	355,000	$40.00	5.07

(1)  During 2008, previous unit option grants were amended. The expiration dates of the 2007 awards were modified from May 22, 2017 to December 31, 2012.
(2)  The total grant date fair value of these awards was $0.3 million based on the following assumptions: (i) expected life of the option of 4.7 years; (ii) risk-free interest rate of 3.3%; (iii) expected distribution yield on TEPPCO common units of 7.9%; (iv) estimated forfeiture rate of 17% and (v) expected unit price volatility on TEPPCO’s common units of 18.7%.

At June 30, 2008, total unrecognized compensation cost related to nonvested option awards granted under the TEPPCO 2006 LTIP was an estimated $0.7 million.  TEPPCO expects to recognize this cost over a weighted-average period of 3.5 years.

TEPPCO restricted units. The following table summarizes information regarding TEPPCO’s restricted unit awards for the periods indicated:

		Weighted-
		average grant
	Number of	date fair value
	units	per unit (1)
Restricted units at December 31, 2007	62,400
Granted (2)	95,900	$32.97
Forfeited	(400)	$35.86
Restricted units at June 30, 2008	157,900

(1)  Determined by dividing the aggregate grant date fair value of awards (including an allowance for forfeitures) by the number of awards issued.
(2)  Aggregate grant date fair value of restricted unit awards issued during the six months ended June 30, 2008 was $2.8 million based on grant date market prices of TEPPCO’s common units ranging from $34.63 to $35.86 per unit and an estimated forfeiture rate of 17%.

None of TEPPCO’s restricted unit awards vested during the six months ended June 30, 2008.  At June 30, 2008, there was an estimated $4.4 million of total unrecognized compensation cost related to restricted unit awards granted under the TEPPCO 2006 LTIP.  TEPPCO expects to recognize these costs over a weighted-average period of 3.3 years.

TEPPCO UARs and phantom units.  On June 20, 2008, 29,429 UARs were awarded under the TEPPCO 2006 LTIP to a non-employee director of TEPPCO GP.  As of June 30, 2008, there were a total of 95,654 UARs outstanding that had been granted to non-employee directors of TEPPCO GP and 335,723 UARs outstanding that were granted to certain employees of EPCO who work on behalf of TEPPCO.  These UAR awards are subject to five year cliff vesting.  If the non-employee director or employee resigns prior to vesting, their UAR awards are forfeited.  These UAR awards are accounted for similar to liability awards under SFAS 123(R) since they will be settled with cash.

As of June 30, 2008, there were a total of 1,647 phantom unit awards outstanding that had been granted to non-employee directors of TEPPCO GP.  Each phantom unit will be redeemed in cash the earlier of (i) April 2011 or (ii) when the director is no longer serving on the board of TEPPCO GP.  In addition, during the vesting period, each participant is entitled to cash distributions equal to the product of the number of phantom units outstanding for the participant and the cash distribution per unit paid by TEPPCO on its common units.  Phantom units awarded to non-employee directors are accounted for similar to liability awards.

Note 5.  Financial Instruments

We are exposed to financial market risks, including changes in commodity prices, interest rates and foreign exchange rates.  We may use financial instruments (i.e., futures, forwards, swaps, options and other financial instruments with similar characteristics) to mitigate the risks of certain identifiable and anticipated transactions.  In general, the types of risks we attempt to hedge are those related to (i) the variability of future earnings, (ii) fair values of certain debt instruments and (iii) cash flows resulting from changes in applicable interest rates, commodity prices or exchange rates.

Interest Rate Risk Hedging Program

Enterprise GP Holdings.  Enterprise GP Holdings’ interest rate exposure results from variable interest rate borrowings under its credit facility.  A portion of Enterprise GP Holdings’ interest rate exposure is managed by utilizing interest rate swaps and similar arrangements, which effectively convert a portion of its variable rate debt into fixed rate debt.  Enterprise GP Holdings had four floating-to-fixed interest rate swap agreements outstanding at June 30, 2008 that were accounted for as cash flow hedges.

	Number	Period Covered	Termination	Variable to	Notional
Hedged Variable Rate Debt	Of Swaps	by Swap	Date of Swap	Fixed Rate (1)	Value
Enterprise GP Holdings variable-rate borrowings	2	Aug. 2007 to Aug. 2009	Aug. 2009	2.71% to 5.01%	$250.0 million
Enterprise GP Holdings variable-rate borrowings	2	Sep. 2007 to Aug. 2011	Aug. 2011	2.71% to 4.82%	$250.0 million

(1) Amounts receivable from or payable to the swap counterparties are settled every three months (the “settlement period”).

At June 30, 2008, the aggregate fair value of these interest rate swaps was a liability of $12.0 million.

Enterprise Products Partners. Enterprise Products Partners’ interest rate exposure results from variable and fixed interest rate borrowings under its consolidated debt agreements, primarily those of EPO.  A portion of its interest rate exposure is managed by utilizing interest rate swaps and similar arrangements, which effectively convert a portion of fixed rate debt into variable rate debt or a portion of variable rate debt into fixed rate debt.

Enterprise Products Partners had six interest rate swaps outstanding at June 30, 2008 that were accounted for as fair value hedges.  These agreements had a combined notional value of $600.0 million and match the maturity dates of the underlying fixed rate debt being hedged.  The aggregate fair value of these interest rate swaps at June 30, 2008 was $8.9 million (an asset), with an offsetting decrease in the fair value of the underlying debt.

The following table summarizes the termination of Enterprise Products Partners’ interest rate swaps during 2008 (dollars in millions):

	Notional	Cash
	Value	Gains
Interest rate swap portfolio, December 31, 2007	$1,050.0	$--
First quarter of 2008 terminations	(200.0)	6.3
Second quarter of 2008 terminations	(250.0)	12.0
Interest rate swap portfolio, June 30, 2008	$600.0	$18.3

At times, Enterprise Products Partners may enter into treasury rate lock transactions to hedge U.S. treasury rates related to its anticipated issuances of debt. Gains or losses on the termination of such instruments are amortized to earnings using the effective interest method over the estimated term of the underlying fixed-rate debt. Each of Enterprise Products Partners’ treasury lock transactions was designated as a cash flow hedge under SFAS 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended and interpreted. The following table summarizes changes in its treasury lock portfolio since December 31, 2007 (dollars in millions).

	Notional	Cash
	Value	Losses
Treasury lock portfolio, December 31, 2007	$600.0	$--
First quarter of 2008 terminations	(350.0)	27.7
Second quarter of 2008 terminations	(250.0)	12.7
Treasury lock portfolio, June 30, 2008	$--	$40.4

Duncan Energy Partners. Duncan Energy Partners had three floating-to-fixed interest rate swap agreements outstanding at June 30, 2008 that were accounted for as cash flow hedges having a notional value of $175.0 million.  The purpose of these financial instruments is to reduce the sensitivity of Duncan Energy Partners’ earnings to the variable interest rates charged under its revolving credit facility.

The aggregate fair value of these interest rate swaps at June 30, 2008 was a liability of $4.1 million.

TEPPCO.  TEPPCO also utilizes interest rate swap agreements to manage its cost of borrowing.  TEPPCO had interest rate swap agreements outstanding at December 31, 2007 that had an aggregate notional value of $200.0 million.  The fair value of these interest rate swaps at December 31, 2007 was an asset of $0.3 million. These swap agreements settled in January 2008, and there are currently no swap agreements outstanding.

In connection with TEPPCO’s issuance of senior notes in March 2008 (see Note 11), TEPPCO terminated all of its outstanding treasury lock financial instruments having a notional value of $600.0 million.  As a result of this termination, TEPPCO recognized an other comprehensive loss of $52.1 million.

Commodity Risk Hedging Program

Enterprise Products Partners.  The prices of natural gas, natural gas liquids (“NGLs”) and certain petrochemical products are subject to fluctuations in response to changes in supply, market uncertainty and a variety of additional factors that are beyond the control of Enterprise Products Partners.  In order to manage the price risks associated with such products, Enterprise Products Partners may enter into commodity financial instruments.

The primary purpose of Enterprise Products Partners’ commodity risk management activities is to hedge its exposure to price risks associated with (i) natural gas purchases, (ii) the value of NGL production and inventories, (iii) related firm commitments, (iv) fluctuations in transportation revenues where the underlying fees are based on natural gas index prices and (v) certain anticipated transactions involving either natural gas, NGLs or certain petrochemical products. From time to time, Enterprise Products Partners injects natural gas into storage and may utilize hedging instruments to lock in the value of its inventory positions.  The commodity financial instruments utilized by Enterprise Products Partners may be settled in cash or with another financial instrument.

At June 30, 2008, the aggregate fair value of those financial instruments utilized in connection with Enterprise Products Partners’ natural gas marketing activities was an asset of $9.6 million.   We utilize mark-to-market accounting for substantially all of the instruments utilized in connection with our natural gas marketing activities.

At June 30, 2008, the aggregate fair value of those financial instruments utilized in connection with Enterprise Products Partners’ NGL and petrochemical operations was an asset of $82.1 million.  Almost all of the financial instruments within this portion of the commodity financial instruments portfolio are accounted for as cash flow hedges, with a lesser number accounted for using mark-to-market accounting.

The fair value of Enterprise Products Partners’ NGL and petrochemical portfolio was a liability of $95.4 million as of August 5, 2008.  The change in fair value of this portfolio is primarily due to a decrease in natural gas prices.  A significant number of the financial instruments in this portfolio hedge the purchase of physical natural gas.  If natural gas prices fall below the price stipulated in such financial instruments, we recognize a liability for the difference; however, if prices partially or fully recover, this liability would be reduced or eliminated, as appropriate.  Enterprise Products Partners’ restricted cash balance increased from none at June 30, 2008 to $191.2 million as of August 5, 2008 in order to meet commodity exchange deposit requirements and the negative change in the fair value of its commodity positions.

TEPPCO.  TEPPCO seeks to maintain a position that is substantially balanced between crude oil purchases and related sales and future delivery obligations.  As part of its crude oil marketing business, TEPPCO enters into financial instruments such as swaps and other hedging instruments.  The purpose of such hedging activity is either to balance TEPPCO’s inventory position or to lock in a profit margin.

At June 30, 2008, TEPPCO had a limited number of commodity derivatives that were accounted for as cash flow hedges.  The majority of these contracts will expire during 2008, with the remainder expiring during the first quarter 2009. In addition, TEPPCO had some commodity derivatives that did not qualify for hedge accounting.  The fair values of the open positions at June 30, 2008 were liabilities of $26.5 million.

Foreign Currency Hedging Program – Enterprise Products Partners

Enterprise Products Partners is exposed to foreign currency exchange rate risk primarily through its Canadian NGL marketing subsidiary.  As a result, Enterprise Products Partners could be adversely affected by fluctuations in the foreign currency exchange rate between the U.S. dollar and the Canadian dollar.  Enterprise Products Partners attempts to hedge this risk using foreign exchange purchase contracts to fix the exchange rate.  Mark-to-market accounting is utilized for these contracts, which typically have a duration of one month.

       Adoption of SFAS 157 – Fair Value Measurements

On January 1, 2008, we adopted the provisions of SFAS 157 that apply to financial assets and liabilities. We will adopt the provisions of SFAS 157 that apply to nonfinancial assets and liabilities on January 1, 2009.  SFAS 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at a specified measurement date.

Our fair value estimates are based on either (i) actual market data or (ii) assumptions that other market participants would use in pricing an asset or liability.   These assumptions include estimates of risk. Recognized valuation techniques employ inputs such as product prices, operating costs, discount factors and business growth rates.   These inputs may be either readily observable, corroborated by market data or generally unobservable.  In developing our estimates of fair value, we endeavor to utilize the best information available and apply market-based data to the extent possible.  Accordingly, we utilize valuation techniques (such as the market approach) that maximize the use of observable inputs and minimize the use of unobservable inputs.

SFAS 157 established a three-tier hierarchy that classifies fair value amounts recognized or disclosed in the financial statements based on the observability of inputs used to estimate such fair values.  The hierarchy considers fair value amounts based on observable inputs (Levels 1 and 2) to be more reliable and predictable than those based primarily on unobservable inputs (Level 3). At each balance sheet reporting date, we categorize our financial assets and liabilities using this hierarchy.  The characteristics of fair value amounts classified within each level of the SFAS 157 hierarchy are described as follows:

▪
Level 1 fair values are based on quoted prices, which are available in active markets for identical assets or liabilities as of the measurement date.  Active markets are defined as those in which transactions for identical assets or liabilities occur in sufficient frequency so as to provide pricing information on an ongoing basis (e.g., the NYSE or New York Mercantile Exchange).  Level 1 primarily consists of financial assets and liabilities such as exchange-traded financial instruments, publicly-traded equity securities and U.S. government treasury securities.

▪
Level 2 fair values are based on pricing inputs other than quoted prices in active markets (as reflected in Level 1 fair values) and are either directly or indirectly observable as of the measurement date.  Level 2 fair values include instruments that are valued using financial models or other appropriate valuation methodologies.  Such financial models are primarily industry-standard models that consider various assumptions, including quoted forward prices for commodities, time value of money, volatility factors for stocks, and current market and contractual prices for the underlying instruments, as well as other relevant economic measures.  Substantially all of these assumptions are observable in the marketplace throughout the full term of the instrument, can be derived from observable data, or are validated by inputs other than quoted prices (e.g., interest rates and yield curves at commonly quoted intervals).  Level 2  includes non-exchange-traded instruments such as over-the-counter forward contracts, options, and repurchase agreements.

▪
Level 3 fair values are based on unobservable inputs.  Unobservable inputs are used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date.  Unobservable inputs reflect the reporting entity’s own ideas about the assumptions that market participants would use in pricing an asset or liability (including assumptions about risk).  Unobservable inputs are based on the best information available in the circumstances, which might include the reporting entity’s internally-developed data.  The reporting entity must not ignore information about market participant assumptions that is reasonably available without undue cost and effort.  Level 3 inputs are typically used in connection with internally developed valuation methodologies where management makes its best estimate of an instrument’s fair value.  Level 3 generally includes specialized or unique financial instruments that are tailored to meet a customer’s specific needs.

The following table sets forth, by level within the fair value hierarchy, our financial assets and liabilities measured on a recurring basis at June 30, 2008.  These financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.  Our assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of the fair value assets and liabilities and their placement within the fair value hierarchy levels.  At June 30, 2008, there were no Level 1 financial assets or liabilities.

	Level 2	Level 3	Total
Financial assets:
Commodity financial instruments	$175,267	$95	$175,362
Interest rate hedging financial instruments	8,901	--	8,901
Total	$184,168	$95	$184,263

Financial liabilities:
Commodity financial instruments	$105,299	$4,806	$110,105
Interest rate hedging financial instruments	12,036	--	12,036
Total	$117,335	$4,806	$122,141

Fair values associated with our interest rate and commodity financial instrument portfolios were developed using available market information and appropriate valuation techniques in accordance with SFAS 157.

The following table sets forth a reconciliation of changes in the fair value of our Level 3 financial assets and liabilities for the periods indicated:

Balance, January 1, 2008	$(5,054)
Total gains (losses) included in:
Net income	(1,836)
Other comprehensive income	2,419
Purchases, issuances, settlements	1,861
Balance, March 31, 2008	(2,610)
Total gains (losses) included in:
Net income	256
Other comprehensive income	(2,428)
Purchases, issuances, settlements	71
Ending balance, June 30, 2008	$(4,711)

Note 6.  Inventories

Our inventory amounts by business segment were as follows at June 30, 2008:

Investment in Enterprise Products Partners:
Working inventory (1)	$435,686
Forward-sales inventory (2)	28,035
Subtotal	463,721
Investment in TEPPCO:
Working inventory (3)	74,324
Forward-sales inventory (4)	43,546
Subtotal	117,870
Eliminations	(2,804)
Total inventory	$578,787

(1)  Working inventory is comprised of inventories of natural gas, NGLs and certain petrochemical products that are either available-for-sale or used in the provision for services.
(2)  Forward sales inventory consists of segregated NGL and natural gas volumes dedicated to the fulfillment of forward-sales contracts.
(3)  Working inventory is comprised of inventories of crude oil, refined products, liquefied petroleum gases (“LPGs”), lubrication oils, and specialty chemicals that are either available-for-sale or used in the provision for services.
(4)  Forward sales inventory primarily consists of segregated crude oil volumes dedicated to the fulfillment of forward-sales contracts.

Our inventory values reflect payments for product purchases, freight charges associated with such purchase volumes, terminal and storage fees, vessel inspection costs, demurrage charges and other related costs.  Inventories are valued at the lower of average cost or market.

In addition to cash purchases, Enterprise Products Partners takes ownership of volumes through percent-of-liquids contracts and similar arrangements.  These volumes are recorded as inventory at market-related values in the month of acquisition.  Enterprise Products Partners capitalizes as a component of inventory those ancillary costs (e.g. freight-in, handling and processing charges) incurred in connection with such volumes.

Due to fluctuating commodity prices, we recognize lower of cost or market (“LCM”) adjustments when the carrying value of inventories exceed their net realizable value.

Note 7.  Property, Plant and Equipment

Our property, plant and equipment amounts by business segment were as follows at June 30, 2008:

	Estimated
	Useful Life
	In Years
Investment in Enterprise Products Partners:
Plants, pipelines, buildings and related assets (1)	3-35 (5)	$11,692,461
Storage facilities (2)	5-35 (6)	730,391
Offshore platforms and related facilities (3)	20-31	634,820
Transportation equipment (4)	3-10	32,981
Land		50,305
Construction in progress		1,388,484
Total historical cost		14,529,442
Less accumulated depreciation		2,133,699
Total carrying value, net		$12,395,743
Investment in TEPPCO:
Plants, pipelines, buildings and related assets (1)	5-40 (5)	$2,757,478
Storage facilities (2)	5-40 (6)	268,716
Transportation equipment (4)	5-10	9,486
Marine vessels (7)	20-30	445,341
Land		193,556
Construction in progress		343,011
Total historical cost		4,017,588
Less accumulated depreciation		703,143
Total carrying value, net		$3,314,445
Total property, plant and equipment, net		$15,710,188

(1)  Includes processing plants; NGL, crude oil, natural gas and other pipelines; terminal loading and unloading facilities; buildings; office furniture and equipment; laboratory and shop equipment; and related assets.
(2)  Includes underground product storage caverns, above ground storage tanks, water wells and related assets.
(3)  Includes offshore platforms and related facilities and assets.
(4)  Includes vehicles and similar assets used in our operations.
(5)  In general, the estimated useful lives of major components of this category approximate the following: processing plants, 20-35 years; pipelines and related equipment, 5-40 years; terminal facilities, 10-35 years; delivery facilities, 20-40 years; buildings, 20-40 years; office furniture and equipment, 3-20 years; and laboratory and shop equipment, 5-35 years.
(6)  In general, the estimated useful lives of major components of this category approximate the following: underground storage facilities, 5-35 years; storage tanks 10-40 years; and water wells, 5-35 years.
(7)  See Note 9 for additional information regarding the acquisition of marine services businesses by TEPPCO in February 2008.

The following table summarizes our capitalized interest amounts by segment for the periods indicated:

	For the	For the
	Three Months	Six Months
	Ended	Ended
	June 30, 2008	June 30, 2008
Investment in Enterprise Products Partners:
Capitalized interest (1)	$17,623	$35,735
Investment in TEPPCO:
Capitalized interest (1)	5,475	9,831

(1) Capitalized interest increases the carrying value of the associated asset and reduces interest expense during the period it is recorded.

Enterprise Products Partners reviewed assumptions underlying the estimated remaining useful lives of certain of its assets during the first quarter of 2008. As a result of this review, effective January 1,

2008, Enterprise Products Partners revised the remaining useful lives of these assets, most notably the assets that constitute its Texas Intrastate System.  This revision increased the remaining useful life of such assets to incorporate recent data showing that proved natural gas reserves supporting throughput and processing volumes for these assets have changed since Enterprise Products Partners’ original determination made in September 2004.  These revisions will prospectively reduce Enterprise Products Partners’ depreciation expense on assets having carrying values totaling $2.72 billion as of January 1, 2008.  On average, we extended the life of these assets by 3.1 years.

Asset retirement obligations

Asset retirement obligations (“AROs”) are legal obligations associated with the retirement of a tangible long-lived asset that results from its acquisition, construction, development or normal operation, or a combination of these factors.  The following table summarizes amounts recognized in connection with AROs since December 31, 2007:

	Investment in
	Enterprise
	Products	Investment in
	Partners	TEPPCO	Total
ARO liability balance, December 31, 2007	$40,614	$1,610	$42,224
Liabilities incurred	384	--	384
Liabilities settled	(5,473)	(328)	(5,801)
Accretion expense	1,169	107	1,276
Revisions in estimated cash flows	2,308	1,877	4,185
ARO liability balance, June 30, 2008	$39,002	$3,266	$42,268

Our consolidated property, plant and equipment at June 30, 2008 includes $11.3 million of asset retirement costs capitalized as an increase in the associated long-lived asset.

Note 8.  Investments In and Advances to Unconsolidated Affiliates

We own interests in a number of related businesses that are accounted for using the equity method of accounting.  The following table presents our investments in and advances to unconsolidated affiliates by segment at June 30, 2008:

	Ownership
	Percentage
Investment in Enterprise Products Partners:
Venice Energy Service Company L.L.C. (“VESCO”)	13.1%	$36,040
K/D/S Promix, L.L.C. (“Promix”)	50%	51,044
Baton Rouge Fractionators LLC (“BRF”)	32.3%	24,576
Evangeline (1)	49.5%	4,182
Poseidon Oil Pipeline Company, L.L.C. (“Poseidon”)	36%	59,640
Cameron Highway Oil Pipeline Company (“Cameron Highway”)	50%	256,724
Deepwater Gateway, L.L.C. (“Deepwater Gateway”)	50%	107,876
Neptune Pipeline Company, L.L.C. (“Neptune”)	25.7%	51,442
Nemo Gathering Company, LLC (“Nemo”)	33.9%	789
White River Hub, LLC (“White River Hub”) (2)	50%	14,592
Baton Rouge Propylene Concentrator, LLC (“BRPC”)	30%	13,192
Other	50%	3,964
Total Investment in Enterprise Products Partners		624,061
Investment in TEPPCO:
Seaway Crude Pipeline Company (“Seaway”)	50%	191,137
Centennial Pipeline LLC (“Centennial”)	50%	74,776
Other	25%	398
Total Investment in TEPPCO		266,311
Investment in Energy Transfer Equity:
Energy Transfer Equity	17.5%	1,609,782
LE GP	34.9%	12,013
Total Investment in Energy Transfer Equity		1,621,795
Total consolidated		$2,512,167

(1)  Refers to ownership interests in Evangeline Gas Pipeline Company, L.P. and Evangeline Gas Corp., collectively.
(2)  During the second quarter of 2008, Enterprise Products Partners acquired a 50% ownership interest in White River Hub.

On occasion, the price we pay to acquire a non-controlling ownership interest in a company exceeds the underlying book value of the net assets we acquire.  Such excess cost amounts are included within the carrying values of our investments in and advances to unconsolidated affiliates.  That portion of excess cost attributable to fixed assets or amortizable intangible assets is amortized over the estimated useful life of the underlying asset(s) as a reduction in equity earnings from the entity.  That portion of excess cost attributable to goodwill or indefinite life intangible assets is not subject to amortization.  Equity method investments, including their associated excess cost amounts, are evaluated for impairment whenever events or changes in circumstances indicate that there is a loss in value of the investment which is other than temporary.

The following table summarizes our excess cost information at June 30, 2008 by the business segment:

	Investment in		Investment in
	Enterprise		Energy
	Products	Investment in	Transfer
	Partners	TEPPCO	Equity	Total
Initial excess cost amounts attributable to:
Fixed Assets	$51,476	$30,277	$576,626	$658,379
Goodwill	--	--	335,758	335,758
Intangibles – finite life	--	30,021	244,695	274,716
Intangibles – indefinite life	--	--	513,508	513,508
Total	$51,476	$60,298	$1,670,587	$1,782,361

Excess cost amounts, net of amortization at:
June 30, 2008	$35,214	$30,925	$1,627,879	$1,694,018

As shown in the preceding table, Enterprise GP Holdings’ initial investments in Energy Transfer Equity and LE GP exceeded its share of the historical cost of the underlying net assets of such investees by $1.67 billion.  At June 30, 2008, this basis differential decreased to $1.63 billion (after taking into account related amortization amounts) and consisted of the following:

▪	$549.3 million attributed to fixed assets;

▪	$513.5 million attributed to the IDRs (an indefinite-life intangible asset) held by Energy Transfer Equity in the cash flows of ETP;

▪	$229.3 million attributed to amortizable intangible assets;

▪	and $335.8 million attributed to equity method goodwill.

The basis differential amounts attributed to fixed assets and amortizable intangible assets represent Enterprise GP Holdings’ pro rata share of the excess of the fair values determined for such assets over the investee’s historical carrying values for such assets at the date Enterprise GP Holdings acquired its investments in Energy Transfer Equity and LE GP. These excess cost amounts are being amortized over the estimated useful life of the underlying assets.

The $513.5 million of excess cost attributed to ETP’s IDRs represents Enterprise GP Holdings’ pro rata share of the fair value of the incentive distribution rights held by Energy Transfer Equity in ETP’s cash distributions.  The $335.8 million of equity method goodwill is attributed to our view of the future financial performance of Energy Transfer Equity and LE GP based upon their underlying assets and industry relationships.  Excess cost amounts attributed to the ETP IDRs and the equity method goodwill are not amortized; however, such amounts are subject to impairment testing.

Note 9.  Business Combinations

TEPPCO Marine Services Businesses

On February 1, 2008, TEPPCO entered the marine transportation business for refined products, crude oil and condensate through the purchase of related assets from Cenac Towing Co., Inc., Cenac Offshore, L.L.C., and Mr. Arlen B. Cenac, Jr. (collectively “Cenac”). The aggregate value of total consideration TEPPCO paid or issued to complete this business combination was $444.7 million, which consisted of $258.1 million in cash and approximately 4.9 million of TEPPCO’s newly issued common units.  Additionally, TEPPCO assumed approximately $63.2 million of Cenac’s debt in the transaction.  TEPPCO acquired 42 tow boats, 89 tank barges and the economic benefit of certain related commercial agreements.  TEPPCO’s new business line serves refineries and storage terminals along the Mississippi,

Illinois and Ohio rivers and the Intracoastal Waterway between Texas and Florida.  These assets also gather crude oil from production facilities and platforms along the U.S. Gulf Coast and in the Gulf of Mexico. TEPPCO used its short-term credit facility to finance the cash portion of the acquisition.  TEPPCO repaid the $63.2 million of debt assumed in this transaction using borrowings under its short-term credit facility.

On February 29, 2008, TEPPCO purchased related marine assets from Horizon Maritime, L.L.C. (“Horizon”), a privately-held Houston-based company and an affiliate of Mr. Cenac, for $80.8 million in cash. TEPPCO acquired 7 tow boats, 17 tank barges, rights to two tow boats under construction and the economic benefit of certain related commercial agreements.  In April 2008, TEPPCO paid an additional $3.0 million to Horizon pursuant to the purchase agreement upon delivery of one of the tow boats under construction, and in June 2008, TEPPCO paid an additional $3.8 million upon delivery of the second tow boat.  These vessels transport asphalt, heavy fuel oil and other heated oil products to storage facilities and refineries along the Mississippi, Illinois and Ohio Rivers and the Intracoastal Waterway.  TEPPCO’s short-term credit facility was used to finance this acquisition.

Purchase Price Allocations

We accounted for our business combinations during the six months ended June 30, 2008 using the purchase method of accounting and, accordingly, such costs have been allocated to assets acquired and liabilities assumed based on estimated preliminary fair values.  Such preliminary values have been developed using recognized business valuation techniques and are subject to change pending a final valuation analysis.  We expect to finalize the purchase price allocations for these transactions during 2008.

	Cenac	Horizon	South
	Acquisition	Acquisition	Monco (1)	Total
Assets acquired in business combination:
Current assets	$--	$--	$35	$35
Property, plant and equipment, net	362,872	72,196	(12,781)	422,287
Intangible assets	63,500	6,700	12,747	82,947
Total assets acquired	426,372	78,896	1	505,269
Liabilities assumed in business combination:
Other long-term liabilities	(63,157)	--	--	(63,157)
Total liabilities assumed	(63,157)	--	--	(63,157)
Total assets acquired less liabilities assumed	363,215	78,896	1	442,112
Fair value of 4,854,899 TEPPCO common units	186,557	--	--	186,557
Total cash used for business combinations	258,105	87,525	1	345,631
Goodwill	$81,447	$8,629	$--	$90,076

(1)  Primarily represents non-cash reclassification adjustments to Enterprise Products Partners’ December 2007 preliminary fair value estimates for assets acquired in its South Monco natural gas pipeline business acquisition.

Note 10.  Intangible Assets and Goodwill

Identifiable Intangible Assets

The following tables summarize our intangible assets at June 30, 2008:

	Gross	Accum.	Carrying
	Value	Amort.	Value
Investment in Enterprise Products Partners:
Customer relationship intangibles	$858,354	$(243,853)	$614,501
Contract-based intangibles	398,612	(142,390)	256,222
Subtotal	1,256,966	(386,243)	870,723
Investment in TEPPCO:
Incentive distribution rights	606,926	--	606,926
Customer relationship intangibles	51,821	(1,529)	50,292
Gas gathering agreements	462,448	(197,720)	264,728
Other contract-based intangibles	74,306	(26,195)	48,111
Subtotal	1,195,501	(225,444)	970,057
Total	$2,452,467	$(611,687)	$1,840,780

The carrying value of TEPPCO’s intangible assets increased as a result of its acquisition of marine service businesses in February 2008.  TEPPCO acquired certain customer relationships and non-compete agreements.

In general, our amortizable intangible assets fall within two categories – contract-based intangible assets and customer relationships.  Contract-based intangible assets represent specific commercial rights we acquired in connection with business combinations or asset purchases.  Customer relationship intangible assets, as used in this context, represent the estimated economic value assigned to certain relationships acquired in connection with business combinations and asset purchases whereby (i) we acquired information about or access to customers and now have regular contact with them and (ii) the customers now have the ability to make direct contact with us. Customer relationships may arise from contractual arrangements (such as supplier contracts and service contracts) and through means other than contracts, such as through regular contact by sales or service representatives.  The values assigned to intangible assets are amortized to earnings using either (i) a straight-line approach or (ii) other methods that closely resemble the pattern in which the economic benefits of associated resource bases are estimated to be consumed or otherwise used, as appropriate.

Enterprise GP Holdings recorded an indefinite-life intangible asset valued at $606.9 million in connection with its receipt of the TEPPCO IDRs from DFIGP in May 2007.  This amount represents DFIGP’s historical carrying value and characterization of such asset.  This intangible asset is not subject to amortization, but is subject to periodic testing for recoverability in a manner similar to goodwill.

The IDRs represent contractual rights to the incentive cash distributions paid by TEPPCO.  Such rights were granted to TEPPCO GP under the terms of TEPPCO’s partnership agreement.  In accordance with TEPPCO’s partnership agreement, TEPPCO GP may separate and sell the IDRs independent of its other residual general partner and limited partner interests in TEPPCO.  TEPPCO GP is entitled to 2% of the cash distributions paid by TEPPCO as well as the associated IDRs of TEPPCO.  TEPPCO GP is the sole general partner of, and thereby controls, TEPPCO.  As an incentive, TEPPCO GP’s percentage interest in TEPPCO’s quarterly cash distributions is increased after certain specified target levels of distribution rates are met by TEPPCO.

Goodwill

Goodwill represents the excess of the purchase price of an acquired business over the amounts assigned to assets acquired and liabilities assumed in the transaction.  Goodwill is not amortized; however, it is subject to annual impairment testing.  The following table summarizes our goodwill amounts by business segment at June 30, 2008:

Investment in Enterprise Products Partners	$591,652
Investment in TEPPCO	306,004
Totals	$897,656

The carrying value of TEPPCO’s goodwill increased as a result of its acquisition of marine service businesses in February 2008.  Management attributes the value of this goodwill to potential future benefits TEPPCO expects to realize as a result of acquiring these assets.

Note 11.  Debt Obligations

The following table summarizes the significant components of our consolidated debt obligations at June 30, 2008:

Principal amount of debt obligations of Enterprise GP Holdings	$1,083,000
Principal amount of debt obligations of Enterprise Products Partners:
Senior debt obligations	6,499,500
Subordinated debt obligations	1,250,000
Total principal amount of debt obligations of Enterprise Products Partners	7,749,500
Principal amount of debt obligations of TEPPCO:
Senior debt obligations	2,230,000
Subordinated debt obligations	300,000
Total principal amount of debt obligations of TEPPCO	2,530,000
Total principal amount of consolidated debt obligations	11,362,500
Other, non-principal amounts:
Changes in fair value of debt-related financial instruments (see Note 5)	16,875
Unamortized discounts, net of premiums	(13,020)
Unamortized deferred gains related to terminated interest rate swaps (see Note 5)	30,323
Total other, non-principal amounts	34,178
Total consolidated debt obligations	$11,396,678

Standby letters of credit outstanding:
Enterprise Products Partners	$1,100
TEPPCO	26,130
Total standby letters of credit	$27,230

Debt Obligations of Enterprise GP Holdings

Enterprise GP Holdings consolidates the debt obligations of both Enterprise Products Partners and TEPPCO; however, Enterprise GP Holdings does not have the obligation to make interest or principal payments with respect to such obligations.

There have been no significant changes in the terms of Enterprise GP Holdings’ debt obligations since those reported in its Annual Report on Form 10-K for the year ended December 31, 2007.

The following table summarizes the debt obligations of Enterprise GP Holdings at June 30, 2008:

EPE Revolver, variable rate, due September 2012	$108,000
$125.0 million Term Loan A, variable rate, due September 2012	125,000
$850.0 million Term Loan B, variable rate, due November 2014	850,000
Total debt obligations of Enterprise GP Holdings	$1,083,000

The total borrowing capacity under the EPE Revolver is $200.0 million.  Borrowings made under the EPE Revolver, Term Loan A and Term Loan B are secured by Enterprise GP Holdings’ ownership of (i) 13,454,498 common units of Enterprise Products Partners, (ii) 100% of the membership interests in EPGP, (iii) 38,976,090 common units of Energy Transfer Equity, (iv) 4,400,000 common units of TEPPCO and (v) 100% of the membership interests in TEPPCO GP.

Consolidated Debt Obligations of Enterprise Products Partners

The following table summarizes the principal amount of consolidated debt obligations of Enterprise Products Partners at June 30:

Senior debt obligations of Enterprise Products Partners:
EPO Revolver, variable rate, due November 2012	$470,000
EPO Senior Notes B, 7.50% fixed-rate, due February 2011	450,000
EPO Senior Notes C, 6.375% fixed-rate, due February 2013	350,000
EPO Senior Notes D, 6.875% fixed-rate, due March 2033	500,000
EPO Senior Notes F, 4.625% fixed-rate, due October 2009	500,000
EPO Senior Notes G, 5.60% fixed-rate, due October 2014	650,000
EPO Senior Notes H, 6.65% fixed-rate, due October 2034	350,000
EPO Senior Notes I, 5.00% fixed-rate, due March 2015	250,000
EPO Senior Notes J, 5.75% fixed-rate, due March 2035	250,000
EPO Senior Notes K, 4.950% fixed-rate, due June 2010	500,000
EPO Senior Notes L, 6.30%, fixed-rate, due September 2017	800,000
EPO Senior Notes M, 5.65%, fixed-rate, due April 2013	400,000
EPO Senior Notes N, 6.50%, fixed-rate, due January 2019	700,000
Petal GO Zone Bonds, variable rate, due August 2037	57,500
Pascagoula MBFC Loan, 8.70% fixed-rate, due March 2010	54,000
Dixie Revolver, variable rate, due June 2010	10,000
Duncan Energy Partners’ Revolver, variable rate, due February 2011	208,000
Total senior debt obligations of Enterprise Products Partners	6,499,500
Subordinated debt obligations of Enterprise Products Partners:
EPO Junior Notes A, fixed/variable rates, due August 2066	550,000
EPO Junior Notes B, fixed/variable rates, due January 2068	700,000
Total subordinated debt obligations of Enterprise Products Partners	1,250,000
Total principal amount of debt obligations of Enterprise Products Partners	$7,749,500

Enterprise Products Partners L.P. acts as guarantor of the consolidated debt obligations of EPO with the exception of Dixie’s revolving credit facility and Duncan Energy Partners’ revolving credit facility.  If EPO were to default on any of its guaranteed debt, Enterprise Products Partners L.P. would be responsible for full repayment of that obligation.  EPO’s debt obligations are non-recourse to Enterprise GP Holdings and EPGP.

With respect to debt agreements existing at December 31, 2007, there have been no significant changes in the terms of Enterprise Products Partners’ consolidated debt obligations since December 31, 2007.

Senior Notes M and N.  In April 2008, EPO sold $400.0 million in principal amount of 5-year senior unsecured notes (“Senior Notes M”) and $700.0 million in principal amount of 10-year senior unsecured notes (“Senior Notes N”) under its universal registration statement.  Senior Notes M were issued at 99.906% of their principal amount, have a fixed interest rate of 5.65%, and mature in April 2013.  Senior

Notes N were issued at 99.866% of their principal amount, have a fixed interest rate of 6.50%, and mature in January 2019.

Senior Notes M pay interest semi-annually in arrears on April 1 and October 1 of each year, beginning October 1, 2008.  Senior Notes N pay interest semi-annually in arrears on January 31 and July 31 of each year, with the first payment made on July 31, 2008.  Net proceeds from the issuance of Senior Notes M and N were used to temporarily reduce indebtedness outstanding under the EPO Revolver.

Senior Notes M and N rank equal with EPO’s existing and future unsecured and unsubordinated indebtedness.  They are senior to any existing and future subordinated indebtedness of EPO.  Senior Notes M and N are subject to make-whole redemption rights and were issued under indentures containing certain covenants, which generally restrict EPO’s ability, with certain exceptions, to incur debt secured by liens and engage in sale and leaseback transactions.

Consolidated Debt Obligations of TEPPCO

The following table summarizes the principal amount of consolidated debt obligations of TEPPCO at June 30:

Senior debt obligations of TEPPCO:
TEPPCO Revolver, variable rate, due December 2012	$530,000
TEPPCO Senior Notes, 7.625% fixed rate, due February 2012	500,000
TEPPCO Senior Notes, 6.125% fixed rate, due February 2013	200,000
TEPPCO Senior Notes, 5.90% fixed rate, due April 2013	250,000
TEPPCO Senior Notes, 6.65% fixed rate, due April 2018	350,000
TEPPCO Senior Notes, 7.55% fixed rate, due April 2038	400,000
Total senior debt obligations of TEPPCO	2,230,000
Subordinated debt obligations of TEPPCO:
TEPPCO Junior Subordinated Notes, fixed/variable rates, due June 2067	300,000
Total principal amount of debt obligations of TEPPCO	$2,530,000

TE Products Pipeline Company, LLC (“TE Products”), TCTM, L.P., TEPPCO Midstream Companies, LLC, and Val Verde Gas Gathering Company, L.P. (collectively, the “Subsidiary Guarantors”) act as guarantors of TEPPCO’s senior notes and revolver.  The Subsidiary Guarantors also act as guarantors, on a junior subordinated basis, of TEPPCO’s junior subordinated notes. TEPPCO’s debt obligations are non-recourse to Enterprise GP Holdings and TEPPCO GP.

TEPPCO Short-Term Credit Facility.  At December 31, 2007, TEPPCO had in place an unsecured short term credit agreement (the “TEPPCO Short-Term Credit Facility”) with a borrowing capacity of $1.00 billion.  No amounts were borrowed under this agreement at December 31, 2007.  During the first quarter of 2008, TEPPCO borrowed $1.00 billion under this credit agreement to finance the retirement of the TE Products’ senior notes, the acquisition of two marine service businesses and for other general partnership purposes.  In March 2008, TEPPCO repaid amounts borrowed under this credit agreement, using proceeds from its senior notes offering, and terminated the facility.  The following table summarizes TEPPCO’s borrowing and repayment activity under this credit agreement during the first quarter of 2008:

Borrowings, January 2008 (1)	$355,000
Borrowings, February 2008 (2)	645,000
Repayments, March 2008	(1,000,000)
Balance, March 27, 2008 (3)	$--

(1)  Funds borrowed to finance the retirement of TE Products’ senior notes.
(2)  Funds borrowed to finance TEPPCO’s marine services acquisitions and for general partnership purposes.
(3)  TEPPCO’s Short Term Credit Facility was terminated on March 27, 2008 upon full repayment of borrowings thereunder.

TEPPCO March 2008 Senior Notes Offering.  In March 2008, TEPPCO sold $250.0 million in principal amount of 5-year senior unsecured notes, $350.0 million in principal amount of 10-year senior unsecured notes and $400.0 million in principal amount of 30-year senior unsecured notes.  The 5-year senior notes were issued at 99.922% of their principal amount, have a fixed interest rate of 5.90%, and mature in April 2013.  The 10-year senior notes were issued at 99.640% of their principal amount, have a fixed interest rate of 6.65%, and mature in April 2018.  The 30-year senior notes were issued at 99.451% of their principal amount, have a fixed interest rate of 7.55%, and mature in April 2038.

These senior notes pay interest semi-annually in arrears on April 15 and October 15 of each year, beginning October 15, 2008.  Net proceeds from the issuance of these notes were used to repay and terminate the TEPPCO Short-Term Credit Facility.

The notes rank equal with TEPPCO’s existing and future unsecured and unsubordinated indebtedness.  They are senior to any future subordinated indebtedness of TEPPCO.  The notes are subject to make-whole redemption rights and were issued under indentures containing certain covenants, including, but not limited to the creation of liens securing indebtedness and sale and leaseback transactions.  However, the indentures do not limit TEPPCO’s ability to incur additional indebtedness.

Amendment to TEPPCO revolving credit agreement.  As a result of meeting certain conditions, the borrowing capacity under TEPPCO’s revolving credit agreement (i.e. the TEPPCO Revolver) was increased from $700.0 million to $950.0 million on July 17, 2008.  Apart from this change and with respect to debt agreements existing at December 31, 2007, there have been no other significant changes in the terms of TEPPCO’s consolidated debt obligations since December 31, 2007.

Covenants

We are in compliance with the covenants of our consolidated debt agreements at June 30, 2008.

Information regarding variable interest rates paid

The following table presents the weighted-average interest rates paid on our consolidated variable-rate debt obligations during the six months ended June 30, 2008.

Weighted-average
interest rate
paid
EPE Revolver	4.99%
EPE Term Loan A	4.95%
EPE Term Loan B	5.76%
EPO Revolver	3.96%
Dixie Revolver	3.46%
Petal GO Zone Bonds	2.16%
Duncan Energy Partners’ Revolver	4.51%
TEPPCO Revolver	3.08%
TEPPCO Short-Term Credit Facility	4.02%

Consolidated debt maturity table

The following table presents the scheduled maturities of principal amounts of our consolidated debt obligations for the next five years and in total thereafter.

2008	$--
2009	500,000
2010	564,000
2011	658,000
2012	1,733,000
Thereafter	7,907,500
Total scheduled principal payments	$11,362,500

Debt Obligations of Unconsolidated Affiliates

Enterprise Products Partners has two unconsolidated affiliates with long-term debt obligations and TEPPCO has one unconsolidated affiliate with long-term debt obligations.  The following table shows (i) the ownership interest in each entity at June 30, 2008, (ii) total debt of each unconsolidated affiliate at June 30, 2008 (on a 100% basis to the unconsolidated affiliate) and (iii) the corresponding scheduled maturities of such debt.

			Scheduled Maturities of Debt
	Ownership							After
	Interest	Total	2008	2009	2010	2011	2012	2012
Poseidon (1)	36.0%	$109,000	$--	$--	$--	$109,000	$--	$--
Evangeline (1)	49.5%	20,650	5,000	5,000	3,150	7,500	--	--
Centennial (2)	50.0%	135,000	5,100	9,900	9,100	9,000	8,900	93,000
Total		$264,650	$10,100	$14,900	$12,250	$125,500	$8,900	$93,000

(1) Denotes an unconsolidated affiliate of Enterprise Products Partners. (2) Denotes an unconsolidated affiliate of TEPPCO.

The credit agreements of these unconsolidated affiliates include customary covenants, including financial covenants.  These businesses were in compliance with such covenants at June 30, 2008.  The credit agreements of these unconsolidated affiliates restrict their ability to pay cash dividends or distributions if a default or an event of default (as defined in each credit agreement) has occurred and is continuing at the time such dividend or distribution is scheduled to be paid.

There have been no significant changes in the terms of the debt obligations of our unconsolidated affiliates since those reported in Enterprise GP Holdings’ Annual Report on Form 10-K for the year ended December 31, 2007.

Note 12.  Member’s Equity

At June 30, 2008, member’s equity consisted of the capital account of Dan Duncan LLC and accumulated other comprehensive income.  Subject to the terms of our limited liability company agreement, we distribute available cash to Dan Duncan LLC within 45 days of the end of each calendar quarter.  No distributions have been made to date.  The capital account balance of Dan Duncan LLC was nominal at June 30, 2008.

Accumulated other comprehensive income (loss)

The following table summarizes transactions affecting our accumulated other comprehensive income (loss) since December 31, 2007.

						Proportionate
						Share of
	Cash Flow Hedges					Other	Accumulated
		Interest		Foreign	Pension	Comprehensive	Other
	Commodity	Rate	Foreign	Currency	And	Loss of	Comprehensive
	Financial	Financial	Currency	Translation	Postretirement	Unconsolidated	Income (Loss)
	Instruments	Instruments	Hedges	Adjustment	Plans	Affiliates	Balance
Balance, December 31, 2007	$(40,271)	$1,048	$1,308	$1,200	$588	$(3,848)	$(39,975)
Net commodity financial instrument gains during period	99,343	--	--	--	--	--	99,343
Net interest rate financial instrument losses during period	--	(48,533)	--	--	--	--	(48,533)
Amortization of cash flow financing hedges	--	393	--	--	--	--	393
Change in funded status of pension and postretirement plans, net of tax	--	--	--	--	(264)	--	(264)
Foreign currency hedge losses	--	--	(1,308)	--	--	--	(1,308)
Foreign currency translation adjustment	--	--	--	75	--	--	75
Proportionate share of other comprehensive loss of unconsolidated affiliates	--	--	--	--	--	(949)	(949)
Balance, June 30, 2008	$59,072	$(47,092)	$--	$1,275	$324	$(4,797)	$8,782

Note 13.  Related Party Transactions

We believe that the terms and provisions of our related party agreements are fair to us; however, such agreements and transactions may not be as favorable to us as we could have obtained from unaffiliated third parties.

Relationship with EPCO and affiliates

We have an extensive and ongoing relationship with EPCO and its affiliates, which include the following significant entities that are not part of our consolidated group of companies:

▪	EPCO and its consolidated private company subsidiaries; and

▪	the Employee Partnerships (see Note 4).

EPCO is a private company controlled by Dan L. Duncan, who is also a director and Chairman of EPE Holdings and EPGP.  At June 30, 2008, EPCO and its private company affiliates beneficially owned 107,972,268 (or 77.6%) of Enterprise GP Holdings’ outstanding units and 100% of EPE Holdings.  In addition, at June 30, 2008, EPCO and its affiliates beneficially owned 149,167,842 (or 34.1%) of Enterprise Products Partners’ common units, including 13,454,498 common units owned by Enterprise GP Holdings.  At June 30, 2008, EPCO and its affiliates beneficially owned 16,691,550 (or 17.6%) of TEPPCO’s common units, including the 4,400,000 common units owned by Enterprise GP Holdings.  Enterprise GP Holdings owns all of the membership interests of EPGP and TEPPCO GP.  The principal business activity of EPGP is to act as the sole managing partner of Enterprise Products Partners.  The principal business activity of TEPPCO GP is to act as the sole general partner of TEPPCO.  The executive officers and certain of the directors of EPGP, TEPPCO GP, and EPE Holdings are employees of EPCO.

Enterprise GP Holdings, EPE Holdings, TEPPCO, TEPPCO GP, Enterprise Products Partners and EPGP are separate legal entities apart from each other and apart from EPCO and its other affiliates, with assets and liabilities that are separate from those of EPCO and its other affiliates.  EPCO and its private company subsidiaries depend on the cash distributions they receive from Enterprise GP Holdings,

TEPPCO, Enterprise Products Partners and other investments to fund their other operations and to meet their debt obligations.  EPCO and its affiliates received $214.3 million in cash distributions from us during the six months ended June 30, 2008.

The ownership interests in Enterprise Products Partners and TEPPCO that are owned or controlled by Enterprise GP Holdings are pledged as security under its credit facility.  In addition, the ownership interests in Enterprise GP Holdings, Enterprise Products Partners and TEPPCO that are owned or controlled by EPCO and its affiliates, other than those interests owned by Enterprise GP Holdings, DD Securities LLC and certain trusts affiliated with Dan L. Duncan, are pledged as security under the credit facility of a private company affiliate of EPCO.  This credit facility contains customary and other events of default relating to EPCO and certain affiliates, including Enterprise GP Holdings, Enterprise Products Partners and TEPPCO.

We have entered into an agreement with EPCO to provide trucking services to us for the transportation of NGLs and other products.  We also lease office space in various buildings from affiliates of EPCO.  The rental rates in these lease agreements approximate market rates.

EPCO Administrative Services Agreement

We have no employees.  All of our operating functions and general and administrative support services are provided by employees of EPCO pursuant to an administrative services agreement (the “ASA”).  Enterprise GP Holdings and EPE Holdings, Enterprise Products Partners and its general partner, Duncan Energy Partners and its general partner, and TEPPCO and its general partner, among other affiliates, are parties to the ASA.  The ACG Committees of each general partner have approved the ASA.

Under the ASA, we reimburse EPCO for all costs and expenses it incurs in providing management, administrative and operating services for us, including compensation of employees (i.e., salaries, medical benefits and retirement benefits).  The ASA also addresses potential conflicts in business opportunities that may arise among parties to the agreement, including (i) Enterprise Products Partners and EPGP; (ii) Duncan Energy Partners and DEP GP; (iii) Enterprise GP Holdings and EPE Holdings; and (iv) the EPCO Group, which includes EPCO and its affiliates (but does not include the aforementioned entities and their controlled affiliates).

       Relationships with Unconsolidated Affiliates

Enterprise Products Partners.  Enterprise Products Partners’ significant related party revenue and expense transactions with its unconsolidated affiliates consist of the sale of natural gas to Evangeline and the purchase of NGL storage, transportation and fractionation services from Promix.  In addition, Enterprise Products Partners sells natural gas to Promix and processes natural gas at VESCO.

TEPPCO.  TEPPCO’s significant related party revenue and expense transactions with its unconsolidated affiliates consist of (i) management, rental and other revenues, (ii) transportation expense related to the transportation of crude oil on Seaway, (iii) transportation expense related to the transportation of refined products on Centennial and (iv) rental expense related to the lease of pipeline capacity on Centennial.

Energy Transfer Equity.  Enterprise Products Partners has a long-term sales contract with Titan Energy Partners, L.P. (“Titan”), a consolidated subsidiary of ETP.  Titan purchases substantially all of its propane requirements from Enterprise Products Partners.  The contract continues until March 31, 2010 and contains renewal and extension options.  Enterprise Products Partners and another subsidiary of ETP, Energy Transfer Company (“ETC OLP”), transport natural gas on each other’s systems and share operating expenses on certain pipelines.  ETC OLP also sells natural gas to Enterprise Products Partners.

Relationship with Duncan Energy Partners

In September 2006, Duncan Energy Partners, a consolidated subsidiary of Enterprise Products Partners, was formed to acquire, own, and operate a diversified portfolio of midstream energy assets and to support the growth objectives of EPO.  On February 5, 2007, Duncan Energy Partners completed its initial public offering of 14,950,000 common units at $21.00 per unit, which generated net proceeds to Duncan Energy Partners of approximately $291.0 million.  As consideration for assets contributed and reimbursement for capital expenditures related to these assets, Duncan Energy Partners distributed $260.6 million of these net proceeds to Enterprise Products Partners (along with $198.9 million in borrowings under its credit facility and a final amount of 5,351,571 common units of Duncan Energy Partners).

Enterprise Products Partners contributed 66% of its equity interests in certain of its subsidiaries to Duncan Energy Partners. In addition to the 34% direct ownership interest Enterprise Products Partners retained in these subsidiaries of Duncan Energy Partners, it also owns the 2% general partner interest in Duncan Energy Partners and 26.4% of Duncan Energy Partners’ outstanding common units.  EPO directs the business operations of Duncan Energy Partners through its control of the general partner of Duncan Energy Partners.  Certain of Enterprise Products Partners’ officers and directors are also beneficial owners of common units of Duncan Energy Partners.

Enterprise Products Partners has significant involvement with all of the subsidiaries of Duncan Energy Partners, including the following types of transactions: (i) it utilizes storage services to support its Mont Belvieu fractionation and other businesses; (ii) it buys natural gas from and sells natural gas in connection with its normal business activities; and (iii) it is currently the sole shipper on an NGL pipeline system located in south Texas.

EPCO and its affiliates, including Enterprise Products Partners and TEPPCO, may contribute or sell other equity interests and assets to Duncan Energy Partners.  EPCO and its affiliates have no obligation or commitment to make such contributions or sales to Duncan Energy Partners.

Relationship with Cenac

In connection with the Cenac acquisition (see Note 9), Cenac and affiliates became a related party of TEPPCO due to its ownership of TEPPCO common units (approximately 5.1% as of June 30, 2008).  TEPPCO entered into a transitional operating agreement with Cenac in which TEPPCO’s fleet of acquired tow boats and tank barges will continue to be operated by employees of Cenac for a period of up to two years following the acquisition.  Under this agreement, TEPPCO reimburses Cenac for personnel salaries and related employee benefit expenses, certain repairs and maintenance expenses and insurance premiums on its equipment, as well as payment for the monthly operating fee.

Note 14.  Commitments and Contingencies

Litigation

On occasion, we or our unconsolidated affiliates are named as defendants in litigation relating to our normal business activities, including regulatory and environmental matters.  Although we are insured against various business risks to the extent we believe it is prudent, there is no assurance that the nature and amount of such insurance will be adequate, in every case, to indemnify us against liabilities arising from future legal proceedings as a result of our ordinary business activities.  We are not aware of any significant litigation, pending or threatened, that could have a significant adverse effect on our financial position, cash flows or results of operations.  The following is a discussion of litigation-related risks by business segment.

Enterprise GP Holdings matters.  In February 2008, Joel A. Gerber, a purported unitholder of Enterprise GP Holdings, filed a derivative complaint on behalf of Enterprise GP Holdings in the Court of Chancery of the State of Delaware. The complaint names as defendants EPE Holdings; the Board of Directors of EPE Holdings; EPCO; and Dan L. Duncan and certain of his affiliates.  Enterprise GP

Holdings is named as a nominal defendant. The complaint alleges that the defendants, in breach of their fiduciary duties to Enterprise GP Holdings and its unitholders, caused Enterprise GP Holdings to purchase in May 2007 the TEPPCO GP membership interests and TEPPCO common units from Mr. Duncan’s affiliates at an unfair price. The complaint also alleges that Charles E. McMahen, Edwin E. Smith and Thurmon Andress, constituting the three members of EPE Holdings’ ACG Committee, cannot be considered independent because of their relationships with Mr. Duncan.  The complaint seeks relief (i) awarding damages for profits allegedly obtained by the defendants as a result of the alleged wrongdoings in the complaint and (ii) awarding plaintiff costs of the action, including fees and expenses of his attorneys and experts.  Management believes this lawsuit is without merit and intends to vigorously defend against it. For information regarding our relationship with Mr. Duncan and his affiliates, see Note 13.

Enterprise Products Partners matters.  In February 2007, EPO received a letter from the Environment and Natural Resources Division (“ENRD”) of the U.S. Department of Justice (“DOJ”) related to an ammonia release in Kingman County, Kansas in October 2004 from a pressurized anhydrous ammonia pipeline owned by a third party, Magellan Ammonia Pipeline, L.P. (“Magellan”) and a previous release of ammonia in September 2004 from the same pipeline. EPO was the operator of this pipeline until July 1, 2008. The ENRD has indicated that it may pursue civil damages against EPO and Magellan as a result of these incidents.  Based on this correspondence from the ENRD, the statutory maximum amount of civil fines that could be assessed against EPO and Magellan is up to $17.4 million in the aggregate.  EPO is cooperating with the DOJ and is hopeful that an expeditious resolution of this civil matter acceptable to all parties will be reached in the near future.  Magellan has agreed to indemnify EPO for the civil matter.  At this time, we do not believe that a final resolution of the civil claims by the ENRD will have a material impact on Enterprise Products Partners’ consolidated financial position, cash flows or results of operations.

In October 2006, a rupture in the Magellan Ammonia Pipeline resulted in the release of ammonia near Clay Center, Kansas.  The pipeline has been repaired and environmental remediation tasks related to this incident have been completed.  At this time, we do not believe that this incident will have a material impact on Enterprise Products Partners’ financial position, results of operations or cash flows.

            Several lawsuits have been filed by municipalities and other water suppliers against a number of manufacturers of reformulated gasoline containing methyl tertiary butyl ether (“MTBE”).  In general, such suits have not named manufacturers of MTBE as defendants, and there have been no such lawsuits filed against Enterprise Products Partners’ subsidiary that owns an octane-additive production facility.  It is possible, however, that former MTBE manufacturers, such as Enterprise Products Partners’ subsidiary, could ultimately be added as defendants in such lawsuits or in new lawsuits.

The Attorney General of Colorado on behalf of the Colorado Department of Public Health and Environment filed suit against Enterprise Products Partners and others in April 2008 in connection with the construction of a pipeline near Parachute, Colorado.  The State sought a temporary restraining order and an injunction to halt construction activities since it alleged that the defendants failed to install measures to minimize damage to the environment and to follow requirements for the pipeline’s stormwater permit and appropriate stormwater plan.  The State’s complaint also seeks penalties for the above alleged failures.  Defendants and the State agreed to certain stipulations that, among other things, require Enterprise Products Partners to install specified environmental protection measures in the disturbed pipeline right-of-way to comply with regulations.  Enterprise Products Partners has complied with the stipulations and the State has dismissed the portions of the compliant seeking the temporary restraining order and injunction.  The State has not yet assessed penalties and we are unable to predict the amount of penalties that may be assessed. At this time, we do not believe that this incident will have a material impact on our consolidated financial position, results of operations or cash flows.

TEPPCO matters. In September 2006, Peter Brinckerhoff, a purported unitholder of TEPPCO, filed a complaint in the Court of Chancery of New Castle County in the State of Delaware, in his individual capacity, as a putative class action on behalf of other unitholders of TEPPCO, and derivatively on behalf of TEPPCO, concerning, among other things, certain transactions involving TEPPCO and Enterprise Products Partners or its affiliates. In July 2007, Mr. Brinkerhoff filed an amended complaint.  The amended complaint names as defendants (i) TEPPCO, certain of its current and former directors, and certain of its affiliates; (ii) Enterprise Products Partners and certain of its affiliates; (iii) EPCO; and (iv) Dan L. Duncan.

The amended complaint alleges, among other things, that the defendants caused TEPPCO to enter into certain transactions that were unfair to TEPPCO or otherwise unfairly favored Enterprise Products Partners or its affiliates over TEPPCO.  These transactions are alleged to include: (i) the joint venture to further expand the Jonah system entered into by TEPPCO and Enterprise Products Partners in August 2006; (ii) the sale by TEPPCO of its Pioneer natural gas processing plant to Enterprise Products Partners in March 2006; and (iii) certain amendments to TEPPCO’s partnership agreement, including a reduction in the maximum tier of TEPPCO’s incentive distribution rights in exchange for TEPPCO common units.  The amended complaint seeks (i) rescission of the amendments to TEPPCO’s partnership agreement; (ii) damages for profits and special benefits allegedly obtained by defendants as a result of the alleged wrongdoings in the amended complaint; and (iii) awarding plaintiff costs of the action, including fees and expenses of his attorneys and experts.  We believe that the outcome of this lawsuit will not have a material effect on TEPPCO’s financial position, results of operations or cash flows.

Energy Transfer Equity matters.  In July 2007, ETP announced that it was under investigation by the Commodity Futures Trading Commission (“CFTC”) with respect to whether ETP engaged in manipulation or improper trading activities in the Houston Ship Channel market around the time of the hurricanes in the fall of 2005 and other prior periods in order to benefit financially from commodity financial instrument positions and from certain index-priced physical gas purchases in the Houston Ship Channel market.  In March 2008, ETP entered into a consent order with the CFTC.  Pursuant to this consent order, ETP agreed to pay the CFTC $10.0 million and the CFTC agreed to release ETP and its affiliates, directors and employees from all claims or causes of action asserted by the CFTC in this proceeding. ETP neither admitted nor denied the allegations made by the CFTC in this proceeding. The settlement was paid in March 2008.

In July 2007, ETP announced that it was also under investigation by the Federal Energy Regulatory Commission (the “FERC”) for the same matters noted in the CFTC proceeding described above.  The FERC is also investigating certain of ETP’s intrastate transportation activities.  In July 2007, the FERC announced that it was taking preliminary action against ETP and proposed civil penalties of $97.5 million and disgorgement of profits, plus interest, of $70.1 million.  In October 2007, ETP filed a response with the FERC refuting the FERC’s claims as being fundamentally flawed and requested a dismissal of the FERC’s proceedings.  In February 2008, the FERC staff recommended an increase in the proposed civil penalties of $25.0 million and disgorgement of profits of $7.3 million. The total amount of civil penalties and disgorgement of profits sought by the FERC is approximately $200.0 million.  In March 2008, ETP responded to the FERC staff regarding the recommended increase in the proposed civil penalties.  In April 2008, the FERC staff filed an answer to ETP’s March 2008 pleading.  The FERC has not taken any actions related to the recommendations of its staff with respect to the proposed increase in civil penalties.  In May 2008, the FERC ordered hearings to be conducted by FERC administrative law judges with respect to the FERC’s intrastate transportation claims and market manipulation claims.  The hearing related to the intrastate transportation claims is scheduled to commence in December 2008 with the administrative law judge’s initial decision due in April 2009 and the hearing related to the market manipulation claims is scheduled to commence in April 2009 with the administrative law judge’s initial decision due in October 2009.  The FERC denied ETP’s request for dismissal of the proceeding and has ordered that, following completion of the hearings, the administrative law judge make recommendations with respect to whether ETP engaged in market manipulation in violation of the Natural Gas Act and FERC regulations, and, whether ETP violated the Natural Gas Policy Act (“NGPA”) and FERC regulations related to ETP’s intrastate transportation activities.  The FERC reserved for itself the issues of possible civil penalties, revocation of ETP’s blanket market certificate, method by which ETP would disgorge any unjust profits and whether any conditions should be placed on ETP’s NGPA Section 311 authorization.  Following the issuance of each of the adminstrative law judges’ initial decisions, the FERC would then issue an order with respect to each of these matters.  ETP management has stated that it expects that the FERC will require a payment in order to conclude these investigations on a negotiated settlement basis.

In addition to the CFTC and FERC, third parties have asserted claims, and may assert additional claims, against Energy Transfer Equity and ETP for damages related to the aforementioned matters.  Several natural gas producers and a natural gas marketing company have initiated legal proceedings against Energy Transfer Equity and ETP in Texas state courts for claims related to the FERC claims.  These suits contain contract and tort claims relating to the alleged manipulation of natural gas prices at the Houston Ship Channel and the Waha Hub in West Texas, as well as the natural gas price indices related to these markets and the Permian Basin natural gas price index during the period from December 2003 through December 2006, and seek unspecified direct, indirect, consequential and exemplary damages.  One of the suits against Energy Transfer Equity and ETP contains an additional allegation that the defendants transported natural gas in a manner that favored their affiliates and discriminated against the plaintiff, and otherwise artificially affected the market price of natural gas to other parties in the market.  ETP has also been served with a complaint from an owner of royalty interests in natural gas producing properties, individually and on behalf of a putative class of similarly situated royalty owners, working interest owners and producers/operators, seeking arbitration to recover damages based on alleged manipulation of natural gas prices at the Houston Ship Channel.  ETP filed an original action in Harris County, Texas seeking a stay of the arbitration on the grounds that the action is not arbitrable.  The claimants have agreed to a stay of the arbitration pending briefing on cross-motions for summary judgment in the state court proceeding.  Briefing and a hearing on these cross-motions is expected to be completed in August 2008.

A consolidated class action complaint has been filed against ETP and certain affiliates in the United States District Court for the Southern District of Texas. This action alleges that ETP engaged in intentional and unlawful manipulation of the price of natural gas futures and options contracts on the NYMEX in violation of the Commodity Exchange Act (“CEA”). It is further alleged that during the class period December 2003 to December 2005, ETP had the market power to manipulate index prices, and that ETP used this market power to artificially depress the index prices at major natural gas trading hubs, including the Houston Ship Channel, in order to benefit its natural gas physical and financial trading positions and intentionally submitted price and volume trade information to trade publications. This complaint also alleges that ETP also violated the CEA because ETP knowingly aided and abetted violations of the CEA. This action alleges that the unlawful depression of index prices by ETP manipulated the NYMEX prices for natural gas futures and options contracts to artificial levels during the period stipulated in the complaint, causing unspecified damages to the plaintiff and all other members of the putative class who purchased and/or sold natural gas futures and options contracts on the NYMEX during the period. This class action complaint consolidated two class actions which were pending against ETP.  Following the consolidation order, the plaintiffs who had filed these two earlier class actions filed a consolidated complaint.  They have requested certification of their suit as a class action, unspecified damages, court costs and other appropriate relief.  In January 2008, ETP filed a motion to dismiss this suit on the grounds of failure to allege facts sufficient to state a claim.  In March 2008, the plaintiffs filed a second consolidated class action complaint.  In response to this new pleading, ETP filed a motion to dismiss this complaint in May 2008.  In June 2008, the plaintiffs filed a response opposing ETP’s motion to dismiss.

In March 2008, another class action complaint was filed against ETP in the United States District Court for the Southern District of Texas.  This action alleges that ETP engaged in unlawful restraint of trade and intentional monopolization and attempted monopolization of the market for fixed-price natural gas baseload transactions at the Houston Ship Channel from December 2003 through December 2005 in violation of federal antitrust law.  The complaint further alleges that during this period ETP exerted monopolistic power to suppress the price of these transactions to non-competitive levels in order to benefit from its own physical natural gas positions.  The plaintiff has, individually and on behalf of all other similarly situated sellers of physical natural gas, requested certification of its suit as a class action and seeks unspecified treble damages, court costs and other appropriate relief.  In May 2008, ETP filed a motion to dismiss this complaint.

At this time, ETE is unable to predict the outcome of these matters; however, it is possible that the amount it becomes obliged to pay as a result of the final resolution of these matters, whether on a negotiated settlement basis or otherwise, will exceed the amount of its existing accrual related to these matters.

ETP disclosed in its quarterly report on Form 10-Q for the six months ended June 30, 2008 that its accrued amounts for contingencies and current litigation matters (excluding environmental matters) aggregated $20.4 million at June 30, 2008.  Since ETP’s accrual amounts are non-cash, any cash payment of an amount in resolution of these matters would likely be made from its operating cash flows or from borrowings. If these payments are substantial, ETP and, ultimately, our investee, Energy Transfer Equity, may experience a material adverse impact on their results of operations, cash available for distribution and liquidity.

Contractual Obligations

Scheduled Maturities of Long-Term Debt.  With the exception of the issuance of senior notes by TEPPCO and EPO and routine fluctuations in the balance of our consolidated revolving credit facilities, there have been no significant changes in our consolidated scheduled maturities of long-term debt since those reported in Enterprise GP Holdings’ Annual Report on Form 10-K for the year ended December 31, 2007.  See Note 11 for additional information regarding the issuance of senior notes by TEPPCO in March 2008 and EPO in April 2008.

Operating Lease Obligations.  We lease certain property, plant and equipment under noncancelable and cancelable operating leases.  Our significant lease agreements involve (i) the lease of underground caverns for the storage of natural gas and NGLs, (ii) leased office space with affiliates of EPCO, (iii) a railcar unloading terminal in Mont Belvieu, Texas and (iv) land held pursuant to right-of-way agreements.  In general, our material lease agreements have original terms that range from two to 28 years and include renewal options that could extend the agreements for up to an additional 20 years.

There have been no material changes in our operating lease commitments since December 31, 2007.

Purchase Obligations. There have been no material changes in our consolidated purchase obligations since December 31, 2007, except for commitments associated with a new long-term natural gas purchase agreement executed in May 2008 in connection with Enterprise Products Partners’ natural gas marketing activities.  Under this agreement, Enterprise Products Partners will purchase 30,000 MMbtus of natural gas per day extending through March 2013, at market-related prices at the time Enterprise Products Partners takes delivery of the volumes.  Our estimated future payment obligations under this agreement (based on market prices at June 30, 2008 applied to all future volume commitments) are $68.3 million in 2008, $135.5 million in each of the years 2009 through 2011, $135.8 million in 2012 and $33.4 million in 2013.  Actual future payments obligations will vary depending on market prices at the time of delivery.

Other Claims

As part of our normal business activities with joint venture partners and certain customers and suppliers, we occasionally have claims made against us as a result of disputes related to contractual agreements or similar arrangements.  As of June 30, 2008, claims against us totaled approximately $37.0 million.  These matters are in various stages of assessment and the ultimate outcome of such disputes cannot be reasonably estimated.  However, in our opinion, the likelihood of a material adverse outcome related to disputes against us is remote.  Accordingly, accruals for loss contingencies related to these matters, if any, that might result from the resolution of such disputes have not been reflected in our consolidated financial statements.

Note 15.  Significant Risks and Uncertainties – Weather-Related Risks

The following table summarizes the proceeds Enterprise Products Partners received from business interruption and property damage insurance claims with respect to certain named storms for the six months ended June 30, 2008:

Business interruption proceeds:
Hurricane Katrina	$501
Hurricane Rita	662
Total proceeds	1,163
Property damage proceeds:
Hurricane Katrina	6,909
Hurricane Rita	2,678
Total proceeds	9,587
Total	$10,750

At June 30, 2008, Enterprise Products Partners had $24.6 million of estimated property damage claims outstanding related to these storms that we believe are probable of collection through 2009.  To the extent we estimate the dollar value of such damages, please be aware that a change in our estimates may occur as additional information becomes available.

Note 16.  Subsequent Events

Acquisition of Remaining Interest in Dixie

In August 2008, Enterprise Products Partners acquired the remaining 25.8% ownership interests in Dixie and a related terminals and storage company.  Following this transaction, Enterprise Products Partners owns 100% of Dixie, which owns a 1,300-mile pipeline system that delivers propane to customers along the U.S. Gulf Coast and southeastern United States.

Amendments to certain Employee Partnership agreements

In July 2008, EPE Unit I, EPE Unit II and EPE Unit III each entered into a second amendment to agreement of limited partnership (“Second Amendment”).  The Second Amendments for EPE Unit I and EPE Unit II provide for the reduction of the rate at which the Class A Limited Partner, DFI, earns a preferred return on its investment in EPE Unit I and EPE Unit II (“Class A Preference Return Rate”).  The Class A Preference Return Rate in each of these two limited partnership agreements was reduced from 6.25% to a floating preference rate to be determined by EPCO, in its sole discretion, that will be between 4.50% and 5.725% per annum.  The Second Amendment for EPE Unit I and EPE Unit II also provides that the liquidation date for these partnerships be extended to November 2012 and February 2014, respectively.  The Second Amendment for EPE Unit III extends the liquidation date to May 2014.